Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TORNIER N.V.,

OSCAR ACQUISITION CORP.,

ORTHOHELIX SURGICAL DESIGNS, INC.

and

THE REPRESENTATIVE

Dated August 23, 2012

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

Page

11.20	Electronic Delivery	87

Exhibits

Exhibit A – Form of Letter of Transmittal for Stockholders

Exhibit B – Form of Letter of Transmittal for Warrantholders

Exhibit C – Form of Non-Employee Option Cancellation Agreement

Exhibit D – Form of Employee Option Cancellation Agreement

Exhibit E – Form of Lock-Up Agreement

Exhibit F – Form of Invention Assignment Agreement

Exhibit G – Form of Accredited Investor Questionnaire

Exhibit H – Example Net Working Capital Calculation

Exhibit I – Form of Escrow Agreement

Schedules

Indebtedness Payoff Schedule

Holder Transaction Expenses Schedule

Schedule 2.02(e)(viii) Required Consents

Schedule 2.02(e)(ix) Stockholders to Sign Lock-Up Agreements

Schedule 2.02(e)(xiii)(A)

Schedule 2.02(e)(xiii)(B)

Foreign Qualification Schedule

Capitalization Schedule

Authorization Schedule

Financial Statements Schedule

Undisclosed Liabilities Schedule

Developments Schedule

Liens Schedule

Leased Real Property Schedule

Tax Matters Schedule

Contracts Schedule

Intellectual Property Schedule

Employee Benefits Schedule

Insurance Schedule

Environmental Schedule

Affiliated Transactions Schedule

Employment and Labor Matters Schedule

Regulatory Schedule

Customer Schedule

Supplier Schedule

Government Grants Schedule

Health Care Professionals Schedule

v

TABLE OF CONTENTS (cont’d)

Page

Conduct of Business Schedule

Schedule 5.11(a) Invention Assignment Agreement Parties

Schedule 5.11(b) Certain Consents

Schedule 8.01(a)(viii) Certain Indemnity Matters

Agreed Accounting Principles Schedule

Permitted Liens Schedule

Schedule of Accredited Holders

Schedule 10.1 Representative

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated August 23, 2012, by and among TORNIER N.V., a Dutch public company with limited liability (naamloze vennootschap) (“Parent”), OSCAR ACQUISITION CORP., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), ORTHOHELIX SURGICAL DESIGNS, INC., a Delaware corporation (the “Company”), and, solely in its capacity as representative of the Holders pursuant to Article 9 hereof, the Representative. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10 below.

WHEREAS, this Agreement contemplates a transaction in which Parent shall acquire the Company pursuant to a transaction in which Merger Sub, a direct or indirect wholly-owned subsidiary of Parent, shall merge with and into the Company, with the Company surviving the merger, in accordance with the Delaware General Corporation Law (the “DGCL”), and the holders of the Company Stock, Options and Warrants shall receive cash, and with respect to such holders that are accredited investors, Parent Shares, as consideration in such merger;

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended acceptance of the Merger and approval of this Agreement by the Holders;

WHEREAS, the board of directors of Parent and Merger Sub, and Parent, in its capacity as the sole stockholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL as well as all other applicable Law;

WHEREAS, promptly following the execution of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, the Company shall endeavor to obtain and deliver to Parent an executed Action by Written Consent of the Stockholders adopting this Agreement, executed by Stockholders holding at least (a) a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, and (b) at least two-thirds of the outstanding shares of Company Preferred Stock voting together as a single class on an as-converted to Company Common Stock basis (the “Required Stockholder Approval”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger.

(a) Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) At the Effective Time (as defined below), the effect of the Merger shall be as provided in this Agreement and the Merger Certificate and as provided by the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property, rights, privileges and powers of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.02 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through the remote exchange of electronic copies of executed documents (a) on the later of (i) the second (2nd) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Article 2 below (other than conditions which are to be satisfied on the Closing Date which such conditions shall be satisfied on the Closing Date) or (ii) on the day that the Marketing Period ends (notwithstanding any earlier satisfaction and/or waiver of the closing conditions set forth in Article 2) or such earlier date within the Marketing Period specified by Parent on not less than two (2) Business Days written notice to the Company, or (b) at such other place or such other date as is mutually agreeable to the parties hereto. The date of the Closing is herein referred to as the “Closing Date.” At the Closing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and the Company shall agree in the Certificate of Merger (the “Effective Time”). In the event of a conflict between this Agreement and the Certificate of Merger, to the extent permitted by applicable Law, this Agreement shall govern.

1.03 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of the Merger Sub in effect at the Effective Time (except that the name of the Surviving Corporation shall be “OrthoHelix Surgical Designs, Inc.”), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

(b) The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law (except that the name of the Surviving Corporation shall be “OrthoHelix Surgical Designs, Inc.”).

(c) The officers and directors of Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the officers and directors of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

1.04 Treatment of Company Stock, Options and Warrants.

(a) At the Effective Time, except as otherwise provided in Section 1.04(g) and 1.07, each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted, without any action on the part of holders thereof, into the right to receive (i) an amount in cash equal to (A) for Company Preferred Stock other than Series C Preferred Stock, the Liquidation Preference for such share and (B) for Series C Preferred Stock, the Liquidation Preference for such share, minus the value of the Series C PIK Dividend with respect to such share, plus (ii) consideration with a value equal to (A) (1) the aggregate number of shares of Company Common Stock issuable upon the conversion of such share of Company Preferred Stock immediately prior the Effective Time, plus (2) for Series C Preferred Stock, the aggregate number of shares of Company Common Stock issuable upon the conversion of the Series C PIK Dividend with respect such share into Series C Preferred Stock, and then the conversion of such resulting shares into Company Common Stock immediately prior the Effective Time, multiplied by (B) the Per Share Price (the consideration described in (ii), the “Closing Preferred Stock Consideration”), plus (iii) the proceeds, if any, distributed pursuant to Section 1.05(k), Section 1.10, and/or from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

(b) At the Effective Time, except as otherwise provided in Sections 1.04(g) and 1.07, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into the right to receive (i) consideration with a value equal to the Per Share Price (such amount, the “Closing Common Stock Consideration”), plus (ii) the proceeds, if any, distributed pursuant to Section 1.05(k), Section 1.10, and/or from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

(c) At the Effective Time, each Option issued and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall be fully vested and cancelled in exchange for the right to receive (i) consideration with a value equal to (A) the excess, if any, of the Per Share Price over the applicable exercise price (per share) of such Option, multiplied by (B) the number of shares of Company Common Stock such Optionholder could have purchased had the holder thereof exercised such Option in full by paying the exercise price therefor in cash immediately prior to the Effective Time (such amount, the “Closing Option Consideration”), plus (ii) the proceeds, if any, distributed pursuant to Section 1.05(k), Section 1.10, and/or from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

(d) At the Effective Time, each Warrant issued and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall be cancelled in exchange for the right to receive (i) an amount in cash equal to the aggregate Liquidation Preference for all shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, that would have been issued pursuant to such Warrant had the holder thereof exercised such Warrant in full, plus (ii) consideration with a value equal to the excess, if any, of (A) (1) the Per Share Price, multiplied by (2) the number of shares of Company Common Stock that would have been issued to the holder thereof had such holder exercised such Warrant in full by paying the cash exercise price thereof and converted the resulting shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, issued in connection with such exercise into Company Common Stock over (B) the aggregate exercise price for all shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, had the holder thereof exercise such Warrant in full (the amount described in (ii), the “Closing Warrant Consideration” and, together with the Closing Preferred Stock Consideration, the Closing Common Stock Consideration and the Closing Option Consideration, the “Closing Consideration”), plus (iii) the proceeds, if any, distributed pursuant to Section 1.05(k), Section 1.10, and/or from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

(e) Each Accredited Holder’s Closing Consideration shall be paid in cash and Parent Stock, allocated as follows: (i) a number of shares of Parent Shares equal to (A) (1) $35,000,000, multiplied by (2) such Accredited Holder’s Accredited Proportionate Share (such resulting product, the “Parent Share Amount”), divided by (B) the Parent Trading Price (such resulting quotient, the “Closing Share Consideration”), and (ii) cash in an amount equal to (A) such Holder’s Closing Consideration, minus (B) such Holder’s Parent Share Amount. The aggregate portion of the consideration to be paid in cash at the Closing pursuant to Sections 1.04(a), 1.04(b), 1.04(c), 1.04(d), 1.04(e) and 1.04(f), the “Closing Cash Consideration.”

(f) The Closing Consideration paid to each Holder who is not an Accredited Holder shall be paid in cash.

(g) At the Effective Time, each share of Company Stock owned by the Company as treasury stock that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished without any exchange thereof and without any further action on the part of the Company.

(h) At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as existed prior to such conversion. From and after the Effective Time, the holders of certificates evidencing ownership of the shares of Company Stock (“Company Stock Certificates”) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided for herein or under applicable Law.

(i) “Per Share Price” shall mean an amount equal to (i) (A) the Aggregate Merger Consideration, minus (B) the aggregate Liquidation Preference to be paid on account of all Company Preferred Stock pursuant to Section 1.04(a), plus (C) the aggregate exercise price of all Options, plus (D) the aggregate exercise price of all Warrants, divided by (ii) the Full Dilution Number.

(j) “Aggregate Merger Consideration” means an amount equal to (i) $135,000,000, plus (ii) the total amount of Cash on Hand, minus (iii) the outstanding amount of Indebtedness of the Company as of the Closing, minus (iv) the aggregate amount of Holder Transaction Expenses as of the Closing, plus (v) the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target, minus (vi) the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target, minus (vii) the Escrow Amount, minus (viii) the Representative Amount.

1.05 Surrender and Payment.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent its good faith estimate of the Aggregate Merger Consideration (the “Estimated Aggregate Merger Consideration”), including reasonable support for its calculation of the Estimated Aggregate Merger Consideration. The calculation of the Estimated Aggregate Merger Consideration shall be prepared in accordance with the Agreed Accounting Principles.

(b) Prior to the Effective Time, Parent shall appoint a third party (the “Paying Agent”) to act as paying agent in connection with the consideration to be paid to the Holders pursuant to a paying agent agreement between Parent and the Paying Agent in reasonable form and substance (the “Paying Agent Agreement”). The Paying Agent’s fees and expenses shall be borne by Parent. Prior to the Effective Time, the Company shall deliver (i) a Letter of Transmittal in substantially the form of Exhibit A hereto to the Stockholders, and a Letter of Transmittal in substantially the form of Exhibit B hereto to the Warrantholders (collectively, the “Letters of Transmittal”), entitled to receive a portion of the Aggregate Merger Consideration in respect of their shares of Company Common Stock or Company Preferred Stock or in respect of their Warrants, (ii) an Option Cancellation Agreement in the form attached hereto as Exhibit C (the “Non-Employee Option Cancellation Agreement”) hereto to the holders of Options who are not employees of the Company entitled to receive a portion of the Aggregate Merger Consideration in respect of their Options, and (iii) to the holders of Options who are employees of the Company and entitled to receive a portion of the Aggregate Merger Consideration in respect of their Options an Option Cancellation Agreement in the form of Exhibit D hereto (together with the Non-Employee Option Cancellation Agreements”, the “Option Cancellation Agreements”).

(c) At the Closing, Parent shall deliver or pay, or shall cause the Surviving Corporation to deliver or pay, in cash by wire transfer of immediately available funds, the Estimated Aggregate Merger Consideration, the Escrow Amount, the Representative Amount, the balance of amounts of the Indebtedness identified on the Indebtedness Pay-Off Schedule and outstanding Holder Transaction Expenses as follows:

(i) (A) the Indemnity Escrow Amount shall be deposited into an escrow account (the “Indemnity Escrow Account”) and (B) the Working Capital Escrow Amount shall be deposited into an escrow account (the “Working Capital Escrow Account”), in each case, on behalf of Parent and the Holders, which accounts shall be established pursuant to the Escrow Agreement;

(ii) all amounts necessary to fully discharge the then-outstanding balances of the Indebtedness identified on the Indebtedness Pay-Off Schedule shall be paid on behalf of the Company to the applicable creditors’ accounts set forth in the Pay-Off Letters or as otherwise advised by such creditors in writing;

(iii) the Representative Amount shall be deposited into an account designated by the Representative no later than three (3) Business Days prior to the Closing (the “Representative Fund”);

(iv) all amounts necessary to fully discharge the then-outstanding balances of Holder Transaction Expenses identified on the Holder Transaction Expenses Schedule shall be paid on behalf of the Company to the accounts designated by the Persons owed such amounts as set forth on the Holder Transaction Expenses Schedule;

(v) the aggregate cash consideration to be paid to Stockholders pursuant to Sections 1.04(a), 1.04(b), 1.04(e) and 1.04(f) shall be paid to the Paying Agent, for payment, in accordance with such Sections, to each Stockholder who has completed and returned to the Paying Agent a properly completed and executed Letter of Transmittal, together with the Company Stock Certificates (or an affidavit of lost stock certificate in form reasonably acceptable to Parent) representing such Stockholder’s outstanding shares of Company Stock;

(vi) the aggregate cash consideration (other than Option Closing Consideration to be paid to Optionholders who are, immediately prior to the Effective Time, employees of the Company) to be paid to Optionholders and Warrantholders pursuant to Sections 1.04(c), 1.04(d), 1.04(e) and 1.04(f) shall be paid to the Paying Agent, for payment to the Holders (other than Option Closing Consideration to be paid to Optionholders who are, immediately prior to the Effective Time, employees of the Company) in accordance with such Sections; and

(vii) the aggregate Closing Option Consideration to be paid to Optionholders who are employees of the Company immediately prior to the Effective Time and whose Options represent the right to receive payment in cash pursuant to Sections 1.04(c), 1.04(e) and 1.04(f) shall be paid to the Surviving Corporation and such proceeds shall then be paid to such Holders of Options through the Surviving Corporation’s payroll system as provided in Section 1.05(g) below.

(d) At the Closing, through such mechanics as may be required taking into account the requirements of applicable Law and accounting and tax considerations, Parent shall, or shall cause a third party to, deposit with the Paying Agent, for the benefit of the Accredited Holders, evidence of the Parent Shares to be issued to the Accredited Holders pursuant to Section 1.04 (the “Parent Share Consideration”), in electronic or book-entry form. Promptly after the Effective Time, Parent shall cause the Paying Agent to deliver, to each Stockholder and each Warrantholder that is an Accredited Holder and who has completed a Letter of Transmittal and each holder of Options that is an Accredited Holder and who has completed an Option Cancellation Agreement and returned them to the Paying Agent, together with the Company Stock Certificates representing outstanding shares of Company Stock or an affidavit of lost stock certificate in form reasonably acceptable to Parent, a number of Parent Shares (rounded down to the nearest share) issuable pursuant to Section 1.04. In lieu of any fractional share of a Parent Share that a Holder would have received had the number of Parent Shares not been rounded down, each such Holder shall be paid (and after taking into account and aggregating shares of Company Stock represented by all Company Stock Certificates surrendered by, or Options or Warrants held by, such Holder) cash (without interest) in an amount equal to the product obtained by multiplying (x) the fractional share interest to which such Holder (after taking into account and aggregating all shares of Company Stock represented by all Company Stock Certificates surrendered by, or Options or Warrants held by, such Holder) would otherwise be entitled by (y) the Parent Trading Price.

(e) The Parent Shares pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Accredited Holders of their Parent Shares has become registered (including pursuant to the Registration Statement) under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Shares issued to the Accredited Holders hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

(f) As promptly as practicable following the Effective Time, Parent shall cause the Paying Agent to deliver to each Stockholder who has completed a Letter of Transmittal and returned it to the Paying Agent, together with any applicable Company Stock Certificate (or affidavit of lost stock certificate in form reasonably acceptable to Parent) and each Warrantholder and each non-employee holder of Options who has completed and returned to the Paying Agent a Letter of Transmittal or Option Cancellation Agreement (although no payment will be withheld from a Warrantholder or non-employee Optionholder for failing to complete a Letter of Transmittal or Option Cancellation Agreement to the extent not required by the applicable warrant or option agreement or option plan) a check (or if elected by such Holder, a wire transfer) representing that portion of the Closing Cash Consideration to which such Holder is entitled. The delivery of such checks (or wire transfers, as applicable) by the Paying Agent shall be deemed, for all purposes, to have satisfied in full the obligations of Parent to pay the Closing Cash Consideration to such Holders and Parent shall have no further obligation for such payments. Parent shall not be required to pay any amount of the Closing Cash Consideration, the

Parent Share Consideration or any portion of the 2013 Earnout Amount or 2014 Earnout Amount to any Stockholder until receipt from such Stockholder of properly completed and executed Letters of Transmittal and the applicable Company Stock Certificate or an affidavit of lost stock certificate in form reasonably acceptable to Parent.

(g) As promptly as practicable following the Effective Time, Parent shall cause the Surviving Corporation to pay, through the Company’s payroll system, to each Holder of Options who is, immediately prior to the Effective Time, an employee of the Company, that portion of the Closing Cash Consideration to which such Holder of Options is entitled.

(h) Until surrendered in accordance with this Agreement, each Company Stock Certificate, each of the Options and each of the Warrants shall represent after the Effective Time for all purposes only the right to receive payment as provided in this Agreement.

(i) As promptly as possible, but in any event within sixty (60) days after the Closing Date, Parent shall deliver to the Representative its calculation of the Aggregate Merger Consideration (the “Closing Statement”). The Closing Statement shall be prepared in accordance with the Agreed Accounting Principles. The Closing Statement shall entirely disregard any of the plans, transactions, or changes which Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Surviving Corporation and its business and assets, and any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities.

(j) Parent shall, and shall cause the Surviving Corporation to, (i) provide the Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation to the extent reasonably necessary for their review of the Closing Statement, and (ii) cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information reasonably requested by the Representative and its representatives that is to be used in connection with the review of the Closing Statement. If the Representative has any objections to the Closing Statement, the Representative shall deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), which statement shall identify in reasonable detail those items and amounts to which the Representative objects (the “Disputed Items”). If an Objections Statement is not delivered to Parent within 30 days after delivery of the Closing Statement, the Closing Statement as prepared by Parent shall be final, binding and non-appealable by the parties; provided that, in the event Parent, the Surviving Corporation or any of its Subsidiaries does not provide any papers or documents reasonably requested by the Representative or any of its representatives within five (5) Business Days of request therefor (or such shorter period as may remain in such 30 day period), such 30 day period shall be extended by one day for each additional day required for Parent, the Surviving Corporation or one of its Subsidiaries to fully respond to such request. The Representative and Parent shall negotiate in good faith to resolve the Disputed Items and all such discussions shall (unless otherwise agreed by Parent and the Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Parent, the Representative and Parent shall submit any unresolved Disputed Items (and only such unresolved Disputed Items) to an independent national accounting firm mutually selected by Parent and the Representative (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party shall submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to the Representative, or the Objections Statement delivered to Parent, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within 30 days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. The Representative and Parent shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting Firm receives the Closing Statements prepared by the Representative and Parent. In resolving any such dispute, the Accounting Firm may not assign a value to the any unresolved Disputed Item greater than the highest amount the Representative or Parent assigns to such Disputed Item in their respective Closing Statements or less than the lowest amount the Representative or Parent assigns to such Disputed Item in their respective Closing Statements. The Representative and Parent shall use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement that includes the final determination of the unresolved Disputed Items by the Accounting Firm shall be final, binding and non-appealable by the parties. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. All costs and expenses of the Accounting Firm, if any, shall be paid by Parent and the Representative, respectively, in the proportion that the aggregate dollar amount of the unresolved Disputed Items submitted to the Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all unresolved Disputed Items submitted by Parent and Representative. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Representative’s position, 60% of the costs of the Accounting Firm’s review would be borne by Parent and 40% of the costs would be borne by Representative.

(k) If the Aggregate Merger Consideration as finally determined after taking into account the final determination of the Closing Statement pursuant to Section 1.05(j) (the “Final Aggregate Merger Consideration”) is greater than the Estimated Aggregate Merger Consideration, then, within five (5) Business Days after the determination of the Final Aggregate Closing Consideration:

(i) Parent will pay or will cause the Surviving Corporation to pay by wire transfer of immediately available funds (A) to the Paying Agent, who will in turn pay to each Holder that has previously received a payment pursuant to Section 1.05(c), (d) or (e), such Holder’s Proportionate Share of such excess (other than the portion of such excess to be paid on account of any Option held by any Optionholder who was an employee of the Company immediately prior to the Effective Time and (B) to each Optionholder that was an employee of the Company immediately prior to the Effective Time and that has previously received payment pursuant to Section 1.05(g), pursuant to the Surviving Corporation’s payroll system, such Optionholder’s Proportionate Share of such excess with respect to such Options; and

(ii) Parent and Representative will jointly instruct the Escrow Agent to pay, by wire transfer of immediately available funds, each Holder that received a payment pursuant to Section 1.05(c), (d), (e), or (f), such Holder’s Proportionate Share of the balance of the Working Capital Escrow Account.

(l) If the Final Aggregate Merger Consideration is less than the Estimated Aggregate Merger Consideration, then, within five (5) Business Days after the determination of the Final Aggregate Merger Consideration:

(i) Parent and Representative will jointly instruct the Escrow Agent to pay to Parent, by wire transfer of immediately available funds, an amount equal to such shortfall from the Working Capital Escrow Account and to pay, by wire transfer of immediately available funds, each Holder that received a payment pursuant to Section 1.05(c), (d), (e) or (f) such Holder’s Proportionate Share of the balance, if any, of the Working Capital Escrow Account after the payment of such shortfall; and

(ii) if such shortfall exceeds the balance of the Working Capital Escrow Account, Parent and Representative will jointly instruct the Escrow Agent to pay from the Indemnity Escrow Funds to Parent, by wire transfer of immediately available funds, an amount equal to (A) such shortfall, minus (B) the balance of the Working Capital Escrow Account.

(m) At any time following the day that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) and Parent Shares that had been made available to the Paying Agent and that have not been disbursed to Holders and thereafter such Holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof with respect to the applicable portion of the Aggregate Merger Consideration payable to them, without any interest thereon.

(n) All payments required pursuant to Sections 1.05(k) and 1.05(l) shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Parent pursuant to this Agreement (in the case of Parent, in respect of the shares in the Surviving Corporation held by Parent as a result of the Merger), unless otherwise required by applicable Law.

(o) The Representative shall deliver to Parent, at least two (2) Business Days prior to the Closing Date, a distribution schedule (the “Distribution Schedule”), setting forth the Representative’s calculation of how the Aggregate Consideration Amount shall be allocated among the Holders, in addition to an electronic copy thereof in Microsoft Excel format. Parent shall be able to rely on, and shall have no liability to any party to this Agreement or to any Holder for any payment reflected on, the Distribution Schedule. The Distribution Schedule shall include:

(i) the name, address (as listed in the corporate record books of the Company) and, the extent provided by such Holder in a Letter of Transmittal or Option

Cancellation Agreement, the social security number or tax identification number of each Holder and an indication for each Optionholder as to whether such Holder is a former or current employee of the Company;

(ii) each Holder’s Proportionate Share and Holder Indemnification Percentage and, if applicable, Accredited Proportionate Share;

(iii) the amount, in dollars, of (A) the amount of cash payable to each such Holder pursuant to Section 1.04 and (B) the amount of Tax withholding and any payroll Tax deductions in respect of that portion of the aggregate consideration attributable to the Company Options held by each Company Option Holder who is a former or current employee of the Company (with Parent Shares valued at the Parent Trading Price);

(iv) the number of Parent Shares issuable to each Holder pursuant to Section 1.04;

(v) the number of (A) shares (separated by class and series) of Company Stock, (B) Warrants and (C) Options, if any, held by each such Holder; and

(vi) certificate prefix(es) and certificate number(s) for the Company Stock.

1.06 Registration Statement.

(a) Provided that all holders of Registrable Securities have adequately and timely provided Parent with all selling shareholder information required to be included in the Registration Statement, Parent shall file a shelf registration statement on Form S-3 (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act as soon as reasonably practicable after the Closing Date (but in no event later than five Business Days later than the Closing Date) covering the resale on a continuous basis of the shares of Parent Shares issued in consideration of the Merger (the “Registrable Securities”) issued as Parent Share Consideration in connection with the Closing. In connection with the filing of the Registration Statement, Parent shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable and to remain effective as provided herein; provided, however, that in either case before filing the Registration Statement, Parent shall furnish or otherwise make available to the Representative at least two (2) days prior to filing with the SEC copies of all such documents proposed to be filed in connection with the Registrable Securities registered thereby and keep the Representative reasonably apprised of the status of such Registration Statement.

(b) Parent shall use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earliest of (i) the first (1st) anniversary of the Closing Date, (ii) such time that all Registrable Securities covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 promulgated by the

SEC under the Securities Act (“Rule 144”), or (iii) such time that all Registrable Securities covered by such Registration Statement may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for Parent to be in compliance with the current public information requirement under Rule 144 (the “Effectiveness Period”).

(c) Parent shall furnish to each Holder of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, and Prospectus included therein, all exhibits and other documents filed therewith and such other documents as such Holder of Registrable Securities may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder of Registrable Securities.

(d) As a condition precedent to registering Registrable Securities, Parent may require each Holder of Registrable Securities as to which any registration is being effected to furnish Parent with such information regarding such Person that are necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities as Parent may from time to time reasonably request in writing. Each such Holder of Registrable Securities shall promptly notify Parent in writing of any changes in the information set forth in the Registration Statement after it is prepared regarding the Holder of Registrable Securities. For the purposes of this Section 1.06, a “Holder of Registrable Securities” refers solely to a holder or holders of Registrable Securities as of the Closing Date.

(e) Parent may, by two (2) days prior written notice to all the Holders of Registrable Securities (each, a “Blackout Notice”), (i) delay the filing of the Registration Statement or a request for acceleration of the effective date or (ii) suspend the Registration Statement after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to the Registration Statement, in the event that (A) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Registration Statement would require at that time disclosure of such activity, transaction, preparations or negotiations and such disclosure could result in imminent and material harm to Parent or (B) any other event occurs that makes any statement of a material fact made in the Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in the Registration Statement in order to make the statements therein not misleading. If Parent suspends the Registration Statement and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Section 1.06(e), Parent shall, promptly as reasonably practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and give written notice to all Holders of Registrable Securities authorizing them to resume sales pursuant to the Registration Statement. If as a result thereof the Prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised Prospectus with the notice to Holders of Registrable Securities given pursuant to this Section 1.06(e), and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised Prospectus. Parent need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities and such Holders of Registrable Securities agree to treat and keep the existence of such delay or suspension, as the case may be, confidential.

(f) Parent shall cause all Parent Shares received by Holders in connection with the Closing to be listed on the NASDAQ no later than the first full trading day on the NASDAQ after the Closing Date.

(g) Parent shall pay all fees and expenses in connection with compliance with its obligations under this Section 1.06, including all fees and expenses in connection with the filing of the Registration Statement, the registering of the Registrable Shares, fees and expenses of compliance with securities or “blue sky” Laws, transfer agent fees, the maintenance of the effectiveness of the Registration Statement, and the listing of the Parent Shares on the NASDAQ, including all registration, filing, qualification, printing, accounting and other fees and expenses except that Parent shall not be responsible for the fees of the representatives of and counsel to, the Company and the Holders, including those with respect to any review and preparation of the Registration Statement (all of which shall be included in the Holder Transaction Expenses).

1.07 Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Stockholders who have properly demanded appraisal of their shares of Company Stock pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not have such shares converted as provided herein, but instead such Stockholders shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholders is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such Stockholders under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time as set forth in Section 1.04(a) or 1.04(b), as applicable. The Company shall give Parent prompt written notice of any demands for appraisal with respect to Dissenting Shares, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands, and any settlements with respect thereto shall not be entered into without the prior written consent of Representative and Parent (such consents not to be unreasonably withheld or delayed). Any payments to be made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Corporation.

1.08 No Further Ownership Rights in Capital Stock. The consideration paid in accordance with the terms hereof (including the Escrow Funds) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Stock (including any rights to receive accrued but unpaid dividends or any liquidation preference on the Company Stock, if any), the Options and the Warrants, and, from and after the Effective Time, the Stockholders, Optionholders and Warrantholders shall cease to have any rights with respect to the shares of Company Stock (including any rights to receive any accrued but unpaid dividends or any liquidation preference on such shares, if any), Options and Warrants, as applicable, except as otherwise expressly provided for in this Agreement and, if applicable, the Escrow Agreement. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock. If, after the Effective Time, Company Stock Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided and in accordance with this Section 1.08.

1.09 Lost Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, and an indemnity, reasonably satisfactory to Parent, the Surviving Corporation and their Affiliates, against any claim that may be made against any of them with respect to such Company Stock Certificate, the Surviving Corporation shall pay, in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable Per Share Price to be paid in respect of the Company Stock represented by such Company Stock Certificate as contemplated by this Article 1.

1.10 Earnout Amount.

(a) As soon as reasonably practicable following the due date for Parent’s filing of its Annual Report on Form 10-K with the SEC for fiscal year 2013 but no later than ten (10) Business Days after the due date of such filing, Parent shall provide the Representative its calculation of the 2013 Earnout Amount, including the Lower Extremity Sales for fiscal year 2013 and information and data reflecting and demonstrating such sales; provided, that if the Company is no longer required to file such reports, the due date for such calculation shall be March 15 of the applicable year.

(b) As soon as reasonably practicable following the due date for Parent’s filing of its Quarterly Report on Form 10-Q with the SEC for each of Parent’s fiscal quarters during fiscal year 2014 (or Annual Report on Form 10-K with the SEC for the last fiscal quarter during fiscal 2014) but no later than ten (10) Business Days after the due date of such filing, Parent shall provide the Representative its calculation of the 2014 Earnout Amount for such fiscal quarter, including the Lower Extremity Sales for each such fiscal quarter and information and data reflecting and demonstrating such sales; provided, that if the Company is no longer required to file such reports, the due date for such calculation shall be within 45 days of the close of the applicable fiscal quarter, except that the due date will be March 15, 2015 with respect to the last fiscal quarter. Parent shall have no obligation to deliver such statements after it has paid the Holders an aggregate amount equal to $20,000,000 pursuant to this Section 1.10.

(c) On or before the fifth (5th) Business Day following the date on which the Representative accepts Parent’s calculation of the 2013 Earnout Amount (either by delivering written notice of acceptance to Parent or deemed acceptance under Section 1.10(e)) or the 2013 Earnout Amount is finally determined under Section 1.10(e), Parent shall, subject to Parent’s set-off rights expressly set forth in Article 8, pay each Holder an amount (if any), in immediately available funds, equal to (i) the 2013 Earnout Amount, multiplied by (ii) such Holder’s Proportionate Share.

(d) On or before the fifth (5th) Business Day following the date on which the Representative accepts Parent’s calculation of a 2014 Earnout Amount (either by delivering written notice of acceptance to Parent or deemed acceptance under Section 1.10(e)) or a 2014 Earnout Amount is finally determined under Section 1.10(e) for a particular quarter, Parent shall, subject to Parent’s set-off rights expressly set forth in Article 8, pay each Holder an amount (if any), in immediately available funds, equal to (i) the 2014 Earnout Amount for such quarter, multiplied by (ii) such Holder’s Proportionate Share.

(e) Parent shall, and shall cause the Surviving Corporation to, provide Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of the Surviving Corporation to the extent reasonably necessary to verify the 2013 Earnout Amount and the 2014 Earnout Amount for such fiscal quarter. If the Representative has any objections to the statements described in Sections 1.10(a) and 1.10(b) (each, an “Earnout Statement”), the Representative shall deliver to Parent a statement setting forth, in reasonable detail, its objections thereto (each, an “Earnout Objection Statement”). If an Earnout Objection Statement is not delivered to Parent within 30 days after delivery of an Earnout Statement, such Earnout Statement as prepared by Parent shall be deemed irrevocably accepted by the Representative on behalf of the Holders and be final, binding and non-appealable by the parties and the Holders. The Representative and Parent shall negotiate in good faith to resolve the objections raised in any Earnout Objection Statement, but if they do not reach a final resolution within 30 days after the delivery of an Earnout Objection Statement to Parent, any unresolved disputes shall be submitted to an independent national accounting firm mutually selected by Parent and the Representative (the “Earnout Accounting Firm”). In the event any such dispute is submitted to the Earnout Accounting Firm, each party shall be permitted to submit a statement setting forth its calculation of the applicable earnout amounts, together with such supporting documentation as it deems appropriate, to the Accounting Firm. The Representative and Parent shall use their respective commercially reasonable efforts to cause the Earnout Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Earnout Accounting Firm receives the applicable statements prepared by the Representative and Parent. The calculation of the 2013 Earnout Amount or the 2014 Earnout Amount for a particular quarter as finally determined by the Earnout Accounting Firm (which such determination shall be made in a manner consistent with the terms of this Agreement and shall not, for either earnout, be less than the amount set forth in the applicable Earnout Statement nor exceed the amount set forth in the applicable Earnout Objection Statement) shall be final, binding and non-appealable among the parties. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Earnout Accounting Firm. All costs and expenses of the Earnout Accounting Firm, if any, shall be paid by the party whose calculation of the applicable earnout amount is farthest from the final determination of the Earnout Accounting Firm.

(f) All payments required pursuant to Section 1.10(c) or Section 1.10(d), shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Parent pursuant to this Agreement (in the case of Parent, in respect of the shares in the Surviving Corporation held by Parent as a result of the Merger), unless otherwise required by applicable Law.

(g) Parent and the Surviving Corporation shall, and Parent shall cause its Subsidiaries to, refrain from taking any action the sole purpose of which is to reduce the amount of the 2013 Earnout Amount or the 2014 Earnout Amounts.

1.11 Withholding. Parent, Merger Sub, the Surviving Corporation, the Escrow Agent and the Representative (as applicable) shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code, and any other applicable Tax Laws, that are set forth on the Distribution Schedule or that the Paying Agent is entitled to withhold as set forth in the General Instructions in the Letter of Transmittal. Any such withheld amount shall be timely paid over to the appropriate Governmental Body and treated as though it had been paid to the Person in respect of which such withholding was required.

1.12 Interest; No Liability. All payments made pursuant to this Article 1, whether at the Closing or afterwards, shall be without interest. None of Parent, Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.13 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement shall be equitably adjusted to reflect such change.

ARTICLE 2

CONDITIONS TO MERGER

2.01 Conditions to All Parties’ Obligations. The obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) the applicable waiting periods (and any extensions thereof), if any, under the HSR Act shall have expired or been terminated;

(b) no court or other Governmental Body shall have issued, enacted, entered, promulgated or enforced any Law or order (whether or not temporary or final and non-appealable, and that has not been vacated, withdrawn or overturned), restraining, enjoining or otherwise prohibiting the Merger;

(c) this Agreement shall not have been terminated in accordance with Section 7.01;

(d) the Required Stockholder Approval shall have been attained; and

(e) there shall be no Action pending against Parent, Merger Sub or the Company or any of their respective Affiliates by any Governmental Body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger; (ii) seeking material damages in connection with the Merger; (iii) seeking to compel the Company, Parent, Merger Sub or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger; or (iv) seeking to impose any criminal sanctions or liability on Parent, Merger Sub or the Company in connection with the Merger.

2.02 Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) each of the representations and warranties of the Company contained in Article 3 that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or will not have a Material Adverse Effect; provided, however, that the representations and warranties of the Company contained in the Company Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made anew as of such date;

(b) the Company shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) since December 31, 2011, there shall not have been or occurred any Material Adverse Effect;

(d) holders of no more than five percent (5.0%) of the aggregate outstanding Company Common Stock and Company Preferred Stock (calculated on an as-converted to Company Common Stock basis) as of the Effective Time will have elected to exercise (and will not have withdrawn) dissenters’, appraisal or similar rights under Delaware law with respect to such shares;

(e) the Company will have delivered to Parent each of the following:

(i) a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to the Company have been satisfied;

(ii) a copy of the Escrow Agreement, duly executed by the Representative;

(iii) payoff letters in a form reasonably satisfactory to Parent, with respect to the payoff amounts of the Indebtedness identified on the Indebtedness Pay-Off Schedule (the “Pay-Off Letters”);

(iv) a certificate conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3);

(v) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(vi) (A) a certified copy of the certificate of incorporation of the Company and (B) a certificate of good standing from the Secretary of State of the State of Delaware dated within five (5) Business Days of the Closing Date;

(vii) the resignations, effective as of the Closing, from the board of directors of the Company of each director so designated in writing by Parent not less than ten days prior to the Closing;

(viii) either (A) the consents listed on Schedule 2.02(e)(viii) in form and substance reasonably satisfactory to Parent or (B) an affirmative notice that the Company shall have elected to fund the Additional Escrow Amount as set forth in Section 5.11;

(ix) Lock-Up Agreements in the form attached hereto as Exhibit E, executed by each of the individuals listed on Schedule 2.02(e)(ix);

(x) evidence reasonably satisfactory to Parent that each of the Fourth Amended and Restated Stockholders Agreement between the Company and the holders of Company Stock dated January 28, 2011 and the Third Amended and Restated Registration Rights Agreement has been terminated;

(xi) evidence reasonably satisfactory to Parent of the termination of the Patent License Agreement, dated July 7, 2004, by and between the Company and Helix Designs, Inc.;

(xii) an updated Distribution Schedule, including any update to show the actual number of Parent Shares to be issued under Section 1.04 based on the actual Parent Trading Price;

(xiii) an Amendment to Employment Agreement or a Non-Compete Agreement from (A) each applicable individual listed on Schedule 2.02(e)(xiii)(A) and (B) at least four of the applicable individuals listed on Schedule 2.02(e)(xiii)(B), in each case, (1) in substantially the form of such agreement for such individual as listed on Schedule 2.02(e)(xiii)(A) or (B) (or in such other forms as are reasonably agreed to among the Company, Parent and the applicable individual thereto) and (2) executed by such individual; and

(xiv) an electronic copy, on one or more DVDs or other electronic storage devices, containing the true, correct and complete contents of the Dataroom.

2.03 Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) each of the representations and warranties set forth in Article 4 hereof will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of such representation and warranty to be true and correct has not had a material adverse effect on Parent’s or Merger Sub’s ability to perform the transactions contemplated hereby;

(b) each of Parent and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) Parent shall have delivered to the Company each of the following:

(i) a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied including reasonable evidence of the payments required by Parent under Section 1.05;

(ii) a copy of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(iii) a copy of the Paying Agent Agreement, duly executed by Parent and the Paying Agent;

(iv) certified copies of the resolutions duly adopted by Parent’s board of directors (or equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(v) (A) a certified copy of the certificate of incorporation or equivalent organizational document of Merger Sub and (B) a certificate of good standing or equivalent certificate from the jurisdictions in which Parent and Merger Sub are incorporated or formed, in each case, dated within five (5) Business Days of the Closing Date; and

2.04 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing; provided, however, that nothing in this Section 2.04 shall in any way limit the rights of any party to indemnification pursuant to Article 8.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as follows, subject to the disclosures, qualifications and exceptions set forth in disclosure schedules delivered to Parent concurrently with the execution and delivery of this Agreement, which such disclosures shall apply to (a) the representations set forth in the corresponding Section of this Article 3 and (b) all other representations contained in Article 3 to which such disclosure, qualification or exception is reasonably apparent on its face to be applicable:

3.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is duly qualified or authorized to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect, and all such jurisdictions are set forth on the Foreign Qualification Schedule. True and complete copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date hereof, have been heretofore made available to Parent.

3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. The affirmative vote (at a meeting or by written consent) of the holders of (a) a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted to Company Common Stock basis and (b) at least two-thirds of the outstanding shares of Company Preferred Stock voting together as a single class on an as-converted to Company Common Stock basis in favor of the approval of the Merger are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger, and no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 Capital Stock.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock (of which 18,000,000 shares are designated as Voting Common Stock and 7,000,000 shares are designated as Nonvoting Common Stock), 2,500,000 shares of Series A Preferred Stock, 3,500,000 shares of Series B Preferred Stock, 10,500,000 shares of Series C Preferred Stock, and 500,000 shares of Series D Preferred Stock. The respective rights, restrictions, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter. Each share of Company Preferred Stock is presently convertible into Company Common Stock on the basis set forth in the Company Organizational Documents and the consummation of the transactions contemplated hereby will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Company Preferred Stock. All of the shares of Company Common Stock that may be issued upon conversion of the Company Preferred Stock or pursuant to the exercise of outstanding Options and all of the shares of Company Preferred Stock that may be issued pursuant to the exercise of outstanding Warrants will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(b) The Capitalization Schedule sets forth a true and complete summary of the outstanding Company Stock, Options and Warrants, including (i) the owners of record thereof and their respective ownership amounts and, with respect to shares of Company Stock, the class and series of Company Stock and (ii) with respect to each Option and Warrant, the date of grant or issuance, the exercise price, the number and type of shares issuable upon exercise.

(c) All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, non-assessable and, except as set forth on the Capitalization Schedule, free of preemptive or similar rights. All of the issued and outstanding shares of Company Stock were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth on the Capitalization Schedule, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on the Capitalization Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote.

(d) The Distribution Schedule will accurately, which accuracy includes the allocation of the Merger consideration as provided for therein being compliant with the Company Charter, set forth the amount of Closing Consideration and the portion of any Earnout Amount each Holder is entitled to be paid on such Holder’s Company Stock, Option or Warrant in accordance with the provisions of Article 1.

(e) All of the outstanding Options and Warrants have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

3.04 Subsidiaries. The Company has no, and has never had any, Subsidiaries. The Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.

3.05 No Breach. Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of the Company, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of the Company’s certificate of incorporation or bylaws (collectively, the “Organizational Documents”) or any Material Contract to which the Company is bound and that is material to the Company, or any Law, statute, rule or regulation or order, judgment or decree to which the Company or any of its properties or assets is subject other than, with respect to the foregoing other than the Organizational Documents, any such breaches, defaults, violations or rights, other than any such authorizations, consents, approvals, exemptions, filings, waivers or other actions (i) required under the HSR Act or applicable antitrust or competition Laws of other jurisdictions or (ii) that may be required in connection with filing the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

3.06 Financial Statements.

(a) The Financial Statements Schedule attached hereto consists of: (i) the Company’s unaudited balance sheet as of July 31, 2012 (the “Latest Balance Sheet”) and the related statement of income for the one month and seven month periods then ended and (ii) the Company’s audited balance sheet and statement of income and cash flow for the fiscal years ended December 31, 2011 and December 31, 2010 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, the Financial Statements (i) were compiled from books and records and other financial records regularly maintained by management of the Company used to prepare the financial statements of the Company, which books and records and other financial records are accurate, complete and current in all material respects, (ii) present fairly and accurately in all material respects the financial condition, cash flows and results of operations of the Company as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from normal and recurring year-end adjustments, none of which are materially either individually or in the aggregate). The Company does not have any Liabilities that are required to be set forth on the audited consolidated balance sheet prepared in accordance with GAAP, consistently applied, except (i) Liabilities reflected on the Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet, (iii) Liabilities incurred in connection with the transactions contemplated hereby and that are included in the Holder Transaction Expenses or (iv) Liabilities disclosed on the Liabilities Schedule.

(b) To the Company’s knowledge, which, for purposes of this Section 3.06(b) means the actual knowledge, without an obligation to conduct any inquiry, of the individuals listed in Section 11.03, the Company maintains adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management’s general or specific authorization; and (iv) accounts, notes, inventories and receivables are recorded accurately and appropriate action is taken with respect to any differences.

3.07 Absence of Certain Developments. Since December 31, 2011, there has not been any Material Adverse Effect. Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since December 31, 2011, the Company has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and the Company has not:

(a) amended or modified its Organizational Documents;

(b) subjected any of its material properties or assets to any Lien, except for Permitted Liens;

(c) sold, leased, assigned, transferred or purchased any material tangible assets, in each case, in a single or related series of transactions, except in the ordinary course of business;

(d) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(e) prior to the date hereof, declared or paid any dividend or other distribution of the assets of the Company;

(f) made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors, or employees other than increases in base salaries and wages that are consistent with past practices;

(g) paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arms’ length;

(h) adopted or amended any Plans;

(i) hired or terminated any officers or employees of the Company with fixed annual compensation in excess of $150,000;

(j) commenced or settled any Action;

(k) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(l) made, changed or revoked any material Tax election or settled or compromised any Tax claim or Liability;

(m) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(n) except in the ordinary course of business, incurred or discharged any Indebtedness;

(o) made capital expenditures or capital additions or betterments in excess of $750,000 in the aggregate;

(p) suffered any material damage, destruction or loss, whether or not covered by insurance;

(q) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by the Company in connection with any product of the Company or the operation of its business;

(r) been subject to any claim or threat of infringement, misappropriation or other violation by or against the Company of Intellectual Property rights of the Company or a third party;

(s) materially reduced the amount of any insurance coverage provided by existing insurance policies;

(t) taken any action or failed to take any action outside the ordinary course of business with the intent of reducing Company’s working capital as of July 31, 2012;

(u) entered into or entered into any material amendment to any Material Contract; or

(v) committed to do any of the foregoing.

3.08 Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of its personal property material to the Company’s business, including all personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet. All such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) adequate for the uses and purposes for which they are currently used and are sufficient for the conduct of the Company’s business as currently conducted.

(b) The Company owns no, and has never owned any, real property.

(c) The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property used, occupied or leased by the Company. Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and the Company holds a valid and existing leasehold interest in the Leased Real Property under each such lease. The Company has delivered or made available to Parent true, correct and complete copies of each of the leases described on the Leased Real Property Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor, to the Company’s knowledge, any other party to the Leased Real Property leases, is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Leased Real Property leases and, to the Company’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Leased Real Property leases. The Leased Real Property and all of the material fixtures and improvements thereon owned by the Company are in good operating condition without material structural defects and are suitable, sufficient and appropriate for their current uses.

3.09 Tax Matters. Except as set forth on the Tax Matters Schedule:

(a) (i) the Company has timely filed (taking into account any extensions disclosed on the Tax Matters Schedule) all Tax Returns required to be filed by it, (ii) the Tax Returns are complete and correct in all respects, (iii) the Company has paid all Taxes due and owing (whether or not shown on any Tax Return), and (iv) the Company has not waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, which waiver or extension is still outstanding.

(b) No claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Company has not been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. None of the Company Common Stock for which a valid election under Code Section 83(b) has not been made is non-transferable and subject to a substantial risk of forfeiture within the meaning of Code Section 83. The Company has made available to the Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2006.

(d) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to or bound by any Tax allocation, sharing, or similar agreement. The Company (A) has not been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has never been, nor will it be at the Closing, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has established procedures and will be in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code when such excise tax becomes effective and to the extent it is applicable to the operations of the Company.

(e) The unpaid Taxes of the Company (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) shall not exceed the Pre-Closing Tax Liability as of the Closing Date. Since December 31, 2011, the Company has not incurred any liability for Taxes outside the ordinary course of business.

(f) The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election by the Company under Section 108(i) of the Code.

(g) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) The representations set forth in this Section 3.09 are the sole and exclusive representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 3.09 and shall not be based on the representations set forth in any other provision of this Agreement.

3.10 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, as of the date hereof, the Company is not party to nor bound by any:

(i) Contract relating to any acquisition or disposition by the Company of any material assets or properties or the operating business or capital stock of any other Person, or relating to any such prior acquisition to the extent the Company has any remaining right, obligation or Liability (whether fixed or contingent) thereunder;

(ii) collective bargaining agreement or Contract with any labor union or trade organization;

(iii) Contract establishing any joint ventures, partnerships or similar arrangements;

(iv) Contract reflecting a settlement of any threatened or pending legal proceedings;

(v) Contract (A) prohibiting or materially limiting the right of the Company to compete in any line of business or to conduct business with any Person or in any geographical area, (B) containing a most favored nation or similar provision in favor of any customer or counterparty, or (C) obligating the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(vi) Contract pursuant to which any Intellectual Property which is currently being used by the Company is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company, except licenses to software that is generally commercially available;

(vii) stock purchase, stock option or similar plan;

(viii) Contract or indenture relating to the borrowing of money or to placing a Lien on any of the Company’s assets;

(ix) guaranty of any obligation for borrowed money;

(x) Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

(xi) Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(xii) Contract or group of related Contracts with the same party for the purchase or sale of materials, supplies, goods, services, equipment or other assets or properties (other than purchase orders and invoices entered into in the ordinary course of business involving amounts remaining outstanding, or with an undelivered balance of less than $500,000);

(xiii) Contract relating to the design, development or testing of any products of the Company, including any clinical trial agreements;

(xiv) Contract relating to the manufacture, market, sale or distribution of any products of the Company including all sales representative Contracts and distributor Contracts;

(xv) Contract under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company on an exclusive basis to any Person or group of Persons or in any geographical area;

(xvi) Contract between the Company, on the one hand, and any Affiliate of the Company, on the other hand; or

(xvii) Contract to enter into any of the foregoing.

(b) Parent and Merger Sub have been given access to a true and correct copy of all written Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Material Contract.

(c) (i) The Company is not in material default under any Contract listed, or required to be listed, on the Contracts Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) and (ii) to the Company’s knowledge, as of the date hereof, the other party to each of the Material Contracts is not in material default thereunder. Except as listed on the Contracts Schedule, each Material Contract is legal and in full force and effect and is valid, binding and enforceable against the Company and, to the Company’s knowledge, the other party thereto. As of the date hereof, no party to any Material Contract has given any written notice, or to the knowledge of the Company, any notice (whether or not written) of termination or cancellation of any Material Contract or that it intends to seek to terminate or cancel any Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.11 Intellectual Property.

(a) All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing that are currently used or held for use by the Company to be used in the conduct of the Company’s business (collectively, “Company Registered Intellectual Property”) are set forth on the attached Intellectual Property Schedule. Except as set forth on the Intellectual Property Schedule, (A) the Company owns and possesses all right, title and interest in and to all Company Registered Intellectual Property and all other Intellectual Property currently used or held for use by the Company to be used by the Company in the conduct of the Company’s business (collectively, “Company Intellectual Property”), (B) the chain of title showing the Company’s ownership of all Company Registered Intellectual Property is properly recorded at the appropriate government offices including the United States Patent and Trademark Office, (C) the Company has fully and in good faith prosecuted the applications that have led or are intended to lead to the patents and registered trademarks of the Company Registered Intellectual Property, and (D) to the knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating or has previously in the past infringed, misappropriated or violated any Company Intellectual Property, and (E) no third party has challenged or inquired with respect to the ownership, validity, or scope of or the possibility of being granted a license to use any Company Intellectual Property.

(b) Except as set forth on the Intellectual Property Schedule, the Company (A) to the Company’s knowledge, is not infringing, misappropriating or otherwise violating and has not previously infringed, misappropriated or otherwise violated any Intellectual Property owned by a third party and (B) has no documented analysis regarding Intellectual Property owned by any third party that demonstrates or suggests otherwise.

(c) Except as set forth on the Intellectual Property Schedule, the Company has not, within the past ten (10) years, (A) received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, or other violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third party in order to avoid infringement, misappropriation or other violation) of the Intellectual Property of any third party, or (B) discussed with any third party any Intellectual Property of the third party with respect to any past, present or future activities of the Company.

(d) The representations set forth in this Section 3.12 are the sole and exclusive representations in this Agreement with respect to Intellectual Property and any claim for breach of representation with respect to Intellectual Property shall be based on the representations made in this Section 3.12 and shall not be based on the representations set forth in any other provision of this Agreement.

3.12 Litigation. As of the date hereof, there are (a) no Actions pending or (b) to the Company’s knowledge, no Actions threatened against the Company, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Company is not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body. The Company is not engaged in any Action to recover monies due it or for damages sustained by it.

3.13 Employee Benefit Plans.

(a) Except as listed on the attached Employee Benefits Schedule, with respect to employees of the Company, the Company does not maintain or contribute to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”), “welfare plans” (as defined under Section 3(1) of ERISA) or any other material employee benefit plan, program or arrangement, including employment agreements (the “Plans”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service. The Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA and the Company has not become subject to any liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) failed to commence or resume the participation of any eligible employee in a Plan at the time prescribed by the Plan.

(b) With respect to the Plans, all required contributions of the Company due on or before the Closing Date have been, or will have been, made or properly accrued on or before the Closing Date.

(c) Except as set forth on the attached Employee Benefits Schedule, none of the Plans is subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company (other than as required under Code Section 4980B, or similar state Law). Except as set forth on the attached Employee Benefits Schedule, the Company is not a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of the Company nor has the Company incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

(d) Except as set forth on the attached Employee Benefits Schedule, with respect to each Plan (i) all contributions, premiums, fees or charges due and to or in respect of such Plan have been paid in accordance with the terms of the Plan and applicable law, (ii) no taxes, penalties or fees are owing in connection with the Plan, (iii) the Company has no liability under any Plan other than claims for benefits in accordance with the terms of the Plan and other contributions, premiums, fees and expenses arising in the ordinary course of business in connection with the Plan, and (iv) there are no pending or, to the Company’s knowledge, threatened proceedings other than ordinary and usual claims for benefits under the Plan.

(e) Except as set forth on the attached Employee Benefits Schedule, the Company has not made any payments, and is not obligated to make any payments and is not a party to any contract as of the date hereof covering any person that could obligate it to make an excess parachute payment or any other payment that is not fully deductible by the Company under Section 280G of the Code.

(f) Except as set forth on the attached Employee Benefits Schedule, each stock option or stock appreciation right issued with respect to shares of Company Common Stock was granted with a per-share exercise price or base price, as the case may be, not less than the fair market value of a share of Company Common Stock on the date of grant. All of the outstanding Options and Warrants have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

(g) For purposes of eligibility to participate in any Plan, the Company has properly classified service providers as leased employees, employees or independent contractors, as the case may be.

(h) The representations set forth in this Section 3.13 are the sole and exclusive representations in this Agreement with respect to employee benefit matters (including Plans) and any claim for breach of representation with respect to employee benefit matters (including Plans) shall be based on the representations made in this Section 3.13 and shall not be based on the representations set forth in any other provision of this Agreement.

(i) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(j) The Company does not have any obligation to any Person to cause any Plan subject to 409A of the Code to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any Person in the event any such Plan fails to comply with Section 409A of the Code.

3.14 Insurance. The attached Insurance Schedule lists each insurance policy maintained by the Company or, to the Company’s knowledge, under which the Company is a named insured or otherwise the principal beneficiary of coverage, including (a) the policy number, (b) the period, scope and amount of coverage, (c) the premium charged and (d) a current, complete and accurate list of all insurance claims made by or on behalf of the Company during the five (5) year period preceding the date of this Agreement. All such insurance policies are in full force and effect and shall continue in effect until Closing. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of the Company’s business for the industry in which it operates. The Company is not in default with respect to its obligations under any such insurance policies and, to the Company’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with the Company’s annual renewal process.

3.15 Compliance with Laws. The Company is in material compliance with all applicable Laws, orders, codes and regulations of Governmental Bodies. The Company has not received any written notice of, or been charged with, the material violation of any such Laws, orders, codes or regulations. The Company currently has all material authorizations, licenses and permits which are required for the operation of its businesses as presently conducted. The Company is not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any authorization, license or permit to which it is a party.

3.16 Environmental Compliance and Conditions. Except as set forth on the attached Environmental Schedule:

(a) The Company is and has been in material compliance with all Environmental Laws.

(b) The Company holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Leased Real Property as presently conducted.

(c) The Company has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws.

(d) No Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by the Company or on, under or about any of the real property occupied or used by the Company. The Company has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Leased Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws.

(e) To the Company’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by the Company for which the Company has, or may have, Liability.

(f) The representations and warranties set forth in Section 3.16 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters including, without limitation, matters arising under Environmental Laws, and any claim for breach of representation with respect to any environmental matters shall be based on the representations made in this Section 3.16 and shall not be based on the representations set forth in any other provision of this Agreement.

3.17 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule or the attached Employee Benefits Schedule, no officer, director, manager, equity owner or Affiliate of the Company or any individual in such officer’s, director’s, manager’s or equity owner’s immediate family is a party to any material Contract or material transaction with the Company or has any interest in any material property used by the Company.

3.18 Employment and Labor Matters. Except as set forth on the attached Employment and Labor Matters Schedule, (a) the Company is not a party to or bound by any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company, (b) the Company has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years, or (c) to the Company’s knowledge, (i) there are no Actions or any material disputes pending or threatened between the Company and any of its employees and (ii) there is no current union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board (or any other Governmental Body) certification election with respect to employees of the Company or other organizing activity and the Company has not been subject to an application by a union to be declared a common or related employer under labor relations legislation. The Company is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state, provincial or local “mass layoff” or “plant closing” Law and the collection and payment of withholding and/or social security taxes. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar state, provincial or local Laws) with respect to the Company within the six (6) months prior to Closing.

3.19 Inventory. The inventory reflected on the Latest Balance Sheet was properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied. At the Closing, such inventory shall be in quantities sufficient for the normal operation of the business of the Company in accordance with past practices and shall be items of a quality usable or saleable by the Company in the ordinary course of business, except as reflected in any reserves recorded on the Latest Balance Sheet.

3.20 Certain Payments. Neither the Company nor, to the knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of it, has, directly or indirectly, in violation of any Law made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for the Company, (b) to pay for favorable treatment for business secured by the Company or (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company. Without limiting the generality of the foregoing, the Company (including any of its directors, officers, employees or other Persons associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

3.21 Information Provided. None of the information provided by, or on behalf of, the Company for inclusion in the Registration Statement or the Prospectus to be filed with the SEC will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any information supplied by or on behalf of Company for inclusion in materials provided to the Holders in connection with Section 5.07, shall not, on the date such materials are first provided to the Holders and at the time of the Required Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.22 FDA and Regulatory Matters.

(a) The Company is, and since its incorporation has been, in material compliance with all Healthcare Laws applicable to the Company and its Products, or by which any property or other asset of the Company is bound or affected. The design, manufacture, testing, and distribution of Products by or on behalf of the Company is being, and has been since its incorporation, conducted in compliance with all applicable Healthcare Laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products. The Company and, to the Company’s knowledge, any contract manufacturers assisting in the manufacture of the Products are, and at all times have been, in compliance with FDA’s registration and listing requirements to the extent required by applicable Healthcare Laws. The Company has not received notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, the Company under any Healthcare Law. “Healthcare Laws” means, to the extent related to the conduct of the Company’s business as of the date hereof, “the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), all regulations or guidance promulgated pursuant to such Laws, and any other federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of pharmaceutical or medical device products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

(b) The Company holds such Permits of Governmental Bodies from the United States government or government agencies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Product (collectively, the “Company Licenses”). The Company has fulfilled and performed all of its obligations with respect to each Company License and is in material compliance with all terms and conditions of each Company License, and, the Company’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any Company License. The Company has not received any information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c) All filings, reports, documents, claims, submissions and notices required to be filed, maintained, or furnished to FDA, state, other federal equivalent agencies by the Company have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports and medical device reports, with regard to the Products. The Regulatory Schedule sets forth a list of all adverse event reports related to the Products, including any Medical Device Reports required in accordance with 21 C.F.R. Part 803. Set forth on the Regulatory Schedule are complaint review and analysis reports of the Company, including information regarding complaints by product, which reports are complete and correct in all material respects. All applications, notifications, submissions, information, claims, reports, filings, and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a Company License from the FDA or other Governmental Body relating to the Company or its businesses, or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings, and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(d) The Company has not received any notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products (whether Company-owned or operated, or that of a contract manufacturer for the Products) has been subject to a Governmental Body (including FDA) shutdown or import or export prohibition. Except as set forth on the Regulatory Schedule, neither the Company nor, to the Company’s knowledge, any manufacturing site which assists in the manufacture of the Products (whether Company-owned or operated, or that of a contract manufacturer for the Products) has received any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Company Licenses or alleging a lack of safety from the FDA or any other Governmental Body, and there is no action or proceeding pending or, to the knowledge of the Company, threatened and neither the FDA nor any Governmental Body is considering such action.

(e) Except as set forth on the Regulatory Schedule, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product, or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Body with respect to any of the Products or any facilities where any such Products are tested, produced, processed, packaged or stored. The FDA has not mandated that the Company do a recall of any of its Products. There are no recalls of any of the Company’s Products contemplated or pending.

(f) No preclinical or clinical trials have been completed, or are being conducted as of the date hereof, by or on behalf of, or sponsored by, the Company.

(g) Neither the Company, nor, to the Company’s knowledge, any director, officer or employee of the Company, nor any agent acting on behalf of or for the benefit of any of the Company, has directly or indirectly in connection with the Company: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of private third party payors or Government Programs in return for or to induce business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, private third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with the Company’s compliance program; (iii) made any false entries on any of the Company’s books or records for any purpose prohibited by Law; or (iv) made any representations to customers (physicians, hospitals, clinics, managed care organizations and other health care providers and third party payors) regarding appropriate reimbursement coverage and/or codes which resulted in a submission by such customer to any federal, state or private third party payor for Products, whether orally or in writing, that were not true, accurate and complete as of the date made and that did not and do not materially misstate or misapply any of the reimbursement coverage and/or codes of either Government Programs and/or Private Insurance Programs that have provided reimbursement for any Product.

(h) The Company has delivered to Parent true, correct and complete copies of all of its material written communications with the FDA.

(i) The Company is not the subject of any pending or, to the knowledge of the Company, threatened investigation regarding the Company or the Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or otherwise. Neither the Company nor to the knowledge of the Company, any officer, employee, agent or distributor of the Company has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a material debarment or exclusion are pending or, to the knowledge of the Company, threatened, against the Company or, to the knowledge of the Company, any of its directors, officers, employees or agents.

(j) The representations set forth in this Section 3.22 are the sole and exclusive representations in this Agreement with respect to the FDA and regulatory matters set forth in this Section 3.22 and any claim for breach of representation with respect to FDA and other similar regulatory matters will be based on the representations made in this Section 3.22 and will not be based on the representations set forth in any other Section of this Agreement.

3.23 Books and Records. The Company has provided to the Parent true and accurate copies of the minute books of the Company, and such minute books contain a materially complete summary of all meetings and actions of the Company’s board of directors, including all committees thereof, and stockholders since the date of incorporation of the Company and reflect all material transactions referred to in such minutes accurately.

3.24 Customers and Suppliers.

(a) The Customer Schedule (i) sets forth a list of the Company’s ten (10) largest customers in terms of the value (in dollars) of goods and services purchased from Seller (each, a “Top Customer”) during the twelve (12) month period preceding the date of the Latest Balance Sheet and (ii) specifies the volume of sales (in U.S. dollars) to each such customer during such 12 month period. To the Company’s knowledge, no Top Customer and no other aggregation of other customers with sales to the Company of $1,000,000 or more in the twelve (12) month period preceding the Latest Balance Sheet Date has given notice of its or their intention to terminate its or their relationship with the Company or to materially decrease the value (in dollars) of goods and services purchased from Seller, except to the extent such decrease is directly attributable to the announcement or pendency of this Agreement or the transactions contemplated hereby.

(b) The Supplier Schedule (i) sets forth a list of the Company’s ten (10) largest suppliers in terms of the value (in dollars) of goods and services purchased by the Company (each, a “Top Supplier”) during the twelve (12) month period preceding the date of the Latest Balance Sheet, and (ii) specifies the volume of purchases (in U.S. dollars) from each such supplier during such 12 month period. To the Company’s knowledge, no Top Supplier and no aggregation of other suppliers with sales to the Company of $1,000,000 in the 12 month period preceding the Latest Balance Sheet Date has given notice of its or their intent to terminate its or their relationship with the Company or to materially decrease the value (in dollars) of goods and services sold to Seller, except to the extent such decrease is directly attributable to the announcement or pendency of this Agreement or the transactions contemplated hereby.

3.25 Accounts Receivable. The accounts receivable of the Company (a) are reflected properly on the books and records of the Company in all material respects, (b) to the extent still outstanding, are valid and existing receivables in all material respects arising in the ordinary course of business, and (c) to the Company’s knowledge, are collectable in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

3.26 Privacy and Data Security. The Company has provided true and correct copies of all privacy policies adopted by the Company in connection with its operations. The Company (i) has complied with all applicable Privacy Laws and other laws regarding the disclosure of data, (ii) has not violated its applicable privacy policies and (iii) has taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to the Company in accordance with its applicable privacy policies. For purposes of this section, “Privacy Laws” shall mean any law related to the protection, privacy and security of sensitive personal information, including the Health Insurance Portability and Accountability Act (HIPAA) statute, amendments, and associated regulations; all state and local data privacy and security laws, including Chapters 93H and 93I of the Massachusetts General Laws, dealing with data security and the protection of personal information; the Sarbanes-Oxley corporate financials regulations; the information collection, reporting, and safeguarding requirements of the FDA regulations; Payment Card issuers (PCI) credit card data security standards, and all other similar federal, state and laws, rules, and regulations concerning the privacy and security of information.

3.27 Government Grants and Incentives. The Government Grants Schedule provides a complete list of all pending and outstanding grants, incentives, benefits, qualifications and subsidies (collectively, “Government Grants”) from any Governmental Body, granted to the Company. The Company does not have any Liability whatsoever with respect to royalties or other payments relating to, arising out of or in connection with the Government Grants identified or required to be identified in the Government Grants Schedule. The Company is in material compliance with all of the terms, conditions and requirements of the Government Grants and has duly fulfilled all the undertakings relating thereto. Neither the Company nor any of its agents, contractors, vendors, licensors or otherwise has developed any Intellectual Property, to which the Company has any rights, through the application of any financing made available by any Government Grants, and no Intellectual Property used by the Company is subject to any assignment, grant-back, license or other right of any Governmental Body as a result of any Government Grants.

3.28 Health Care Professionals. Except as set forth in the Health Care Professional Schedule, none of the Holders is a Health Care Professional. The Company and the Holders acknowledge that Parent shall be entitled to disclose information regarding payments and other related items provided to any Holders who are or may be Health Care Professionals to the public and various government agencies as Parent deems appropriate for the purpose of providing disclosure of and transparency with respect to interactions with Health Care Professionals (including information regarding the name of such Holder and the purpose and amount of any such payments), whether or not required by applicable Law and regulations and regardless of whether such information is actively sought by the public or any applicable government agencies.

3.29 Products Liability.

(a) No claim has been made or threatened in connection with the product liability of any Products and no Governmental Body has commenced or threatened in writing to initiate any Action or requested the recall of any Product, or commenced or threatened to initiate any Action to enjoin the production of any Product, and to the Company’s knowledge, there is no basis for any such claim or Action.

(b) Except as set forth on the Products Liability Schedule, no customer of the Company has delivered any written complaint or written allegation of any quality, design, engineering or safety issue with respect to any Product that could adversely impact the sales, the business, the operations or the reputation of the Company or its business.

3.30 Sales. The Company has not sold any Products to Person located outside the United States and to the knowledge of the Company, no Person to whom it sold any Products resold the same Products to a Person located outside the United States.

3.31 Brokerage. There are no claims for nor shall any Person be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Holders or the Company.

3.32 Disclosure. Neither this Agreement (including the Schedules referenced herein) nor any certificates delivered pursuant to this Agreement contains any untrue statement of a material fact. The Disclosure Materials comply or, when prepared by the Company and distributed to the stockholders of the Company will comply, in all material respects, with all applicable Law and the Company Charter and will not, at the time of distribution of the Disclosure Materials or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact.

3.32 Information Provided. None of the information provided by, or on behalf of, the Company for inclusion in the Registration Statement or the Prospectus to be filed with the SEC will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, any form of prospectus or supplement thereto), in light of the circumstances under which they were made, not misleading. Any information supplied by or on behalf of Company for inclusion in materials provided to the Holders in connection with Section 5.07, shall not, on the date such materials are first provided to the Holders and at the time of the Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.33 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS

AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO) AND WITH RESPECT TO A HOLDER, ANY LETTER OF TRANSMITTAL OR OPTION CANCELLATION AGREEMENT DELIVERED BY SUCH HOLDER, NONE OF THE COMPANY, REPRESENTATIVE OR ANY HOLDER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY, REPRESENTATIVE AND EACH HOLDER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH PARENT’S AND MERGER SUB’S INVESTIGATION OF THE COMPANY, PARENT AND MERGER SUB HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND CERTAIN BUSINESS PLAN INFORMATION OF THE COMPANY. NEITHER ANY HOLDER, REPRESENTATIVE NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants, on a joint and several basis, as follows:

4.01 Organization and Power. Parent is a Dutch public company with limited liability duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub, respectively, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Stockholder Vote Required. No vote or other action of the stockholders of Parent is required pursuant to any applicable Law, the governing documents of Parent or otherwise in order for the Parent to consummate the transactions contemplated by this Agreement.

4.04 Issuance of Parent Shares. The issuance and delivery of Parent Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Parent and, when issued as contemplated hereby, such Parent Shares shall be duly and validly issued, fully paid and nonassessable. Such Parent Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws and will not have been issued in violation of applicable Laws, their respective properties or any preemptive rights or rights of first refusal or similar rights.

4.05 No Breach. Neither Parent nor Merger Sub is subject to or obligated under, to the extent applicable, any provision of its articles of incorporation, its bylaws or applicable governing documents, any applicable Law, rule or regulation of any Governmental Body, or any material agreement or instrument, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement or consummation of the Merger.

4.06 Consents, etc. Except for (i) the applicable requirements of the HSR Act, (ii) applicable requirements of the Exchange Act, including the filing of any Current Report on Form 8-K required to be filed in connection with the Transaction, (iii) the filing of the Registration Statement and the Prospectus under the Securities Act, (iv) any filings required under state securities Laws, (v) any filings required by NASDAQ and (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, in each case, which have or will be made, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub has made or will cause to be made all filings and submissions under the HSR Act necessary for the consummation of the transactions contemplated herein. Other than as stated above, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations relating to any filings or notifications that relate solely to the identity of Parent or Merger Sub or the nature of the business carried on by the Company or any of its Affiliates prior to Closing.

4.07 Litigation. There are no Actions pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would reasonably be expected to adversely affect the performance of Parent or Merger Sub under this Agreement or the consummation of the transactions contemplated hereby.

4.08 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

4.09 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of the executed commitment letter dated August 20, 2012 executed by Tornier, Inc. and each of Bank of America, N.A., Société Générale, Bank of Montreal, and JPMorgan Chase Bank, N.A. (the “Commitment Letter”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide debt financing in the amount set forth therein. Subject to the terms and conditions of the Commitment Letter, the financing contemplated thereby, when funded in accordance with the Commitment Letter, shall provide Parent and Merger Sub with sufficient cash at the Closing to pay the Closing Cash Consideration.

4.10 Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.11 SEC Filings; Securities Law and Other Matters.

(a) Parent is eligible to register securities on Form S-3 under the Securities Act.

(b) Since February 2, 2011, Parent has filed all forms, reports, statements and documents required to be filed with the SEC (collectively, the “Parent SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, as applicable, and applicable to the Parent SEC Reports. All of the Parent SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and, to the knowledge of Parent, none of the Parent SEC Reports is the subject of any ongoing SEC review. The Parent SEC Reports (i) were or will be filed or furnished on a timely basis and (ii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Parent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.

(c) All of the financial statements included in the Parent SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Parent Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the consolidated financial position of Parent and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP). To Parent’s knowledge, there are no circumstances existing that would require Parent to restate any of the Parent Financial Statements.

(d) Parent and its Subsidiaries do not have any liabilities or obligations of any nature that are required to be set forth on the audited consolidated balance sheet prepared in accordance with GAAP, consistently applied, except (i) liabilities reflected on the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Parent Financial Statements, (iii) liabilities that would not be reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to Parent, or (iv) liabilities incurred in connection with the transactions contemplated hereby.

(e) The Parent Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NASDAQ. Parent is in compliance with all applicable listing and corporate governance rules and regulations of the NASDAQ. Parent has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Parent Shares under the Exchange Act or delisting the Parent Shares from the NASDAQ, nor has Parent received any notification that the SEC or the NASDAQ is contemplating terminating such registration or such delisting.

4.12 Information Provided. None of the information provided by, or on behalf of, Parent for inclusion or incorporation by reference in the Registration Statement to be filed with the SEC will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, any form of prospectus or supplement thereto), in light of the circumstances under which they were made, not misleading. Any information supplied by or on behalf of Parent for inclusion in materials provided to the Holders in connection with Section 5.07, shall not, on the date such materials are first provided to the Holders and at the time of the Required Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

4.13 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Parent nor Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub, or the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of their Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5

PRE-CLOSING COVENANTS OF THE COMPANY

5.01 Conduct of the Business.

(a) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, except as set forth on the attached Conduct of Business Schedule or with the prior written consent of Parent, the Company shall (i) carry on its business according to its ordinary course of business and substantially in the same manner as heretofore conducted; provided that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness or Holder Transaction Expenses prior to Closing or to issue dividends, (ii) use commercially reasonable efforts to preserve and protect its material assets, properties, organization (including key officers and employees), goodwill and business relationships, (iii) cause all transactions with third parties to take place on arm’s length terms, (iv) maintain insurance coverage on such terms and in such amounts substantially as maintained on the date hereof, and (v) comply in all material respects with all applicable Laws, orders, codes, licenses, regulations and ordinances of any Governmental Body.

(b) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, except as otherwise expressly provided for by this Agreement or consented to in writing by Parent, which consent will not be unreasonably withheld, the Company shall not, (i) other than the borrowing of amounts pursuant to any credit facility of the Company existing as of the date hereof, incur or commit to incur any material Indebtedness, (ii) except as required by Law, engage in any other activity which could reasonably be expected to impair the ability of Parent, the Merger Sub or the Company to consummate the Merger, (iii) declare or pay any dividend or other distribution of the assets of the Company except for cash dividends; (iv) hire or terminate any officers or key employees of the Company; or (v) take any action or refrain from taking any action that, if taken or not taken prior to the date hereof, would be required to disclosed pursuant to Section 3.07 or under Section 3.13(i); provided, that in the event of any conflict between Section 3.07 and this Section 5.01(b), the terms of this Section 5.01(b) shall prevail.

5.02 Access to Books and Records. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company shall provide Parent and its representatives, advisors and prospective lenders and each of their respective representatives (“Parent’s Representatives”) with access during normal business hours and upon reasonable notice to the offices, employees, properties, books and records of the Company as it reasonably requests, and the Company shall use reasonable efforts to cause its employees and representatives to cooperate with Parent and Parent’s Representatives in connection with Parent’s access to the foregoing; provided that such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for such access shall be directed to the Company CFO or such other Person as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would be reasonably likely to (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty, agreement or confidentiality obligations binding upon the Company prior to the date hereof; provided that the Company shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Parent’s reasonable request; provided, further, that the Company will disclose any such information to Parent if Parent agrees to be bound by the terms of any confidentiality agreement applicable to the Company. The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.02, other than as expressly set forth in the Company’s representations and warranties contained in Article 3. Prior to the Closing, the information provided pursuant to this Section 5.02 will be used solely for purposes relating to the transactions contemplated hereby and Parent’s rights hereunder, and shall be governed by all the terms and conditions of the Confidentiality Agreement, dated January 22, 2008, between Tornier Inc. and the Company (the “Confidentiality Agreement”).

5.03 Regulatory Filings.

(a) As promptly as practicable after the date hereof, the Company shall make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company required for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable shall consult with the Company on, all the information that appears in any such filings, and the Company shall coordinate and cooperate with Parent in exchanging such information and providing such assistance. In exercising the foregoing right, Parent shall act reasonably and as promptly as practicable.

(b) With respect the HSR Act, the Company shall:

(i) as promptly as is practicable, make its required filings under the HSR Act;

(ii) pay 50% of the filing fee required under the HSR Act; provided, however, that if the Closing occurs, such amount shall be deemed added to the Cash on Hand of the Company;

(iii) as promptly as is practicable after receiving any governmental request under the HSR Act or any corresponding law or regulation of any foreign Governmental Body for additional information, documents, or other materials, use its commercially reasonable efforts to comply with such request;

(iv) cooperate with Parent in connection with resolving any governmental inquiry or investigation, relating to the Company’s HSR Act filings or any related inquiry or investigation; and

(v) promptly inform Parent of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Body, whether domestic or foreign, relating to the Company’s HSR Act filings or any related inquiry or investigation.

5.04 Conditions. The Company shall use its commercially reasonable efforts to cause the conditions set forth in Section 2.02 hereof to be satisfied and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.02 (other than those to be satisfied at the Closing).

5.05 Exclusive Dealing. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company shall not take and shall cause its directors, officers, employees and advisors not to take (and shall not permit any other Person on its or their behalf to take) any action to, directly or indirectly, solicit, encourage, facilitate, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent, Merger Sub and Parent’s Representatives) concerning any purchase of the Company Stock, any merger or consolidation, tender offer or exchange offer involving the Company, any sale of substantially all of the assets of the Company, any reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company (other than assets sold in the ordinary course of business) (an “Acquisition Proposal”) or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal. The Company agrees to promptly notify Parent upon receipt of any Acquisition Proposal or any request for non-public information or other inquiry which the Company reasonably believes will lead to an Acquisition Proposal, including (to the extent permitted by applicable Law) the material terms and conditions of such Acquisition Proposal (to the extent known) and (to the extent permitted by applicable Law) the identity of the person or group making any such request, inquiry or Acquisition Proposal. The Company agrees to keep Parent informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal. Any violation of this Section 5.05 by any director, officer or employee of the Company shall be deemed to be a breach of this Section 5.05 by the Company.

5.06 Notification. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company shall disclose to Parent in writing (in the form of updated disclosure schedules) any development, fact or circumstance arising after the date hereof causing a breach of any of the representations and warranties contained in Article 3 hereof, or any covenant hereunder, so as to cause the conditions to Closing set forth in Section 2.02 to fail to be satisfied; provided, however, that in either case, no such disclosures shall be deemed to amend and supplement the disclosure schedules delivered on the date hereof and attached hereto or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Holders under this Agreement.

5.07 Stockholder Approval. Promptly after execution of this Agreement, the Company shall solicit the written consent to this Agreement and the transactions contemplated hereby by the requisite number of Stockholders necessary to obtain the Required Stockholder Approval. The Company shall provide the Stockholders with such Disclosure Materials as shall be required by applicable Law. The Company shall submit to Parent the form of any written notice and other Disclosure Materials to be transmitted to the Stockholders pursuant to this Section 5.07 prior to delivery thereof to the Stockholders and shall not transmit to the Stockholders any such notice or Disclosure Material to which Parent reasonably objects in writing prior to such delivery. The

Company shall include in such Disclosure Materials such information relating to the Parent and the Parent Shares as Parent may reasonably request in writing prior to such delivery in connection with the potential issuance of Parent Shares pursuant to this Agreement.

5.08 Company Option Plan; Notice to Holders of Options. Prior to Closing, the Company’s board of directors shall adopt such resolutions and determinations as are necessary under the Company’s 2004 Stock Plan (the “Company Option Plan”), as amended, for the termination of the Options in exchange for the payments contemplated by this Agreement. Prior to the Effective Time, the Company shall deliver notice, in a form complying with the requirements of the Company Option Plan and reasonably satisfactory to Parent, to each holder of Options, (i) notifying such holder of the transactions contemplated hereby, (ii) notifying each holder of Options that such Options shall accelerate and shall become exercisable in full, and (iii) informing such holder that the Options shall terminate upon the Effective Time, unless exercised prior thereto, in exchange for the payments contemplated hereby.

5.09 Director and Officer Liability Insurance. Prior to the Closing, the Company shall obtain, maintain and fully pay for an extended reporting period endorsement of the Company’s current directors’ and officers’ liability insurance in respect of acts, omissions or other matters occurring or existing at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six (6) years following the Effective Time. The premium for such policy, to the extent not paid prior to the Closing, shall be considered a Holder Transaction Expense.

5.10 Company Financing Cooperation. During the period from the date of the Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company shall use its commercially reasonable efforts to, at Parent’s cost, cooperate as reasonably requested by Parent and Merger Sub with respect to matters required to be performed under the Commitment Letter and related financing or under any replacement financing, which shall include, without limitation, (i) participation in no more than two (2) lender and rating agency meetings and presentations, (ii) the preparation of bank books and related materials (and providing reasonable and customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing customary information) and (iii) the execution of documents and certificates required or reasonably requested for the closing of the related financing. The Company shall use commercially reasonable efforts to, as promptly as practicable, update or correct any information regarding the Company that was provided to Parent and its financing sources in order to ensure that such information does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading.

5.11 Third Party Consents. The Company shall use its commercially reasonable efforts to (a) cause each individual listed on Schedule 5.11(a) to execute, prior to the Effective Time, an Invention Assignment Agreement in the form attached hereto as Exhibit F and (b) obtain the consents listed on Schedule 5.11(b) in form and substance reasonably satisfactory to Parent. If the consents set forth on Schedule 2.02(e)(viii) have not been delivered, the Company may, in its sole discretion and by notice delivered to Parent at least three (3) Business Days prior to the Closing, elect to increase the Escrow Fund by an amount equal to $2,000,000 or such lesser or greater amount that the Company and Parent reasonably agree may be repayable by the Company under the Government Grants listed on the Government Grants Schedule as a result of not getting such consents (if so elected, such amount, the “Additional Escrow Amount” and such funds, the “Additional Escrow”) in order to satisfy any claim pursuant to Section 8.02(a)(vii). Upon the earlier of (y) the receipt of the consents set forth on Schedule 2.02(e)(viii) or (z) the payment of any amounts that are required to be repaid under any Government Grant set forth on the Government Grants Schedule received by the Company prior to the Closing to the extent arising from the termination of such a Government Grant as a result of the failure to obtain a consent set forth on Schedule 2.02(e)(viii), the parties shall instruct the Escrow Agent to release to the Holders the remaining balance, if any, of the Additional Escrow. If the Company elects to fund the Additional Escrow as provided in this Section 5.11, the parties shall negotiate with the Escrow Agent in good faith to modify the Escrow Agreement to reflect the terms of this Section 5.11.

ARTICLE 6

COVENANTS OF PARENT AND MERGER SUB

6.01 Director and Officer Liability and Indemnification. (a) Parent and Merger Sub agree that all rights to indemnification, advancement or exculpation existing on the date hereof in favor of any officers and directors of the Company (each, an “Indemnified Person”), as provided in the Organizational Documents or otherwise as in effect as of the date hereof, shall survive the Merger, it being the intent of the parties each Indemnified Person of the Company shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law. For a period of six years after the Closing, Parent shall cause the governing documents of the Surviving Corporation and its Subsidiaries, or any successor to the Surviving Corporation or any of its Subsidiaries, to contain provisions that are no less favorable with respect to indemnification, advancement of costs and exculpation of Indemnified Persons as are set forth in the applicable governing documents of the Company on the date of this Agreement.

(b) In the event that all or substantially all of the assets of the Surviving Corporation are sold, whether in one transaction or a series of transactions, then Parent will assume the obligations set forth in this Section 6.01.

6.02 Regulatory and HSR Filings.

(a) As promptly as practicable after the date hereof, Parent shall make or cause to be made all filings and submissions under any Laws or regulations applicable to Parent and Merger Sub required for the consummation of the transactions contemplated herein. With respect to the HSR Act, Parent shall:

(i) as promptly as is practicable, make its required filings under the HSR Act;

(ii) pay 50% of the filing fee required under the HSR Act;

(iii) as promptly as is practicable after receiving any governmental request under the HSR Act or any corresponding law or regulation of any foreign Governmental Body for additional information, documents, or other materials, use its commercially reasonable efforts to comply with such request;

(iv) cooperate with the Company in connection with resolving any governmental inquiry or investigation, relating to Parent’s HSR Act filings or any related inquiry or investigation; and

(v) promptly inform the Company of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Body, whether domestic or foreign, relating to Parent’s HSR Act filings or any related inquiry or investigation.

(b) Notwithstanding the foregoing, in no event shall Parent or any of its Subsidiaries be required to (i) effect any divestiture or license of any assets or properties of Parent or any of its Subsidiaries (including the Surviving Corporation), (ii) hold separate any such assets or properties, (iii) agree to any restrictions on the operations, business or assets of Parent or any of its Subsidiaries (including the Surviving Corporation), or (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Body that would restrain, prevent or delay the Closing.

6.03 Conditions. Each of Parent and Merger Sub shall use its commercially reasonable efforts to cause the conditions set forth in Section 2.03 hereof to be satisfied and to consummate the transactions contemplated herein as soon as practicable.

6.04 Contact with Clients and Suppliers. Prior to the Closing, Parent, Merger Sub and Parent’s Representatives will contact and communicate with the employees, clients, suppliers and other business relations of the Company in connection with the transactions contemplated hereby only pursuant to an integration plan approved by Parent, Representative and the Company.

6.05 Employee Matters.

(a) From and after the Closing, Parent shall, or shall cause the Surviving Corporation or the Surviving Corporation’s appropriate Subsidiary to, maintain in effect for each person who is an employee of the Company as of the Closing, whether or not then actively at work, including any such employees who are on vacation leave, leave of absence or disability leave (a “Continuing Employee”), compensation programs, benefits and other terms of employment that provide compensation and benefits that in the aggregate are not less favorable than the compensation and benefits that Parent provides to its similarly situated employees generally except that Parent may, if it so elects, keep the compensation programs of the Company in effect as of the Closing and the benefits provided under the employee benefit plans, programs and arrangements of the Company as of the Closing any keep the Continuing Employees on such programs, plans and arrangements for such time period as the Parent may elect.

(b) To the extent not otherwise required by or resulting from the operation of Law, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, recognize the service of each employee of the Company (an “Employee”) with the Company as of the Closing as service with Parent or its Affiliates for all purposes under any applicable benefit plan of Parent or its Affiliates in which such Employee shall be eligible to participate on and after the Closing Date (but not for purposes of benefit accrual under applicable defined benefit retirement plans), in each case to the extent such prior service is credited under the corresponding employee benefit plan, program or arrangement of the Company as of the Closing.

(c) With respect to any self-insured welfare benefit plans of Parent or any of its Affiliates, Parent shall cause, and with respect to all other welfare benefit plans, Parent shall use its commercially reasonable efforts to cause, any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations to be waived with respect to the Continuing Employees and their eligible dependents. Parent shall take all actions necessary to ensure that any Continuing Employees (and their dependents) who were participating in any deductible-based medical, vision and/or dental benefit plans of the Company or any of its Affiliates immediately prior to the Closing shall be given credit for deductibles, co-payments and eligible out-of-pocket expenses incurred toward deductibles, co-payments and out-of-pocket maximums during the portion of the plan year preceding the Closing Date in a comparable deductible-based medical, vision and/or dental benefit plan of Parent or any of its Affiliates for the corresponding benefit plan year.

(d) No provision in this Section 6.04 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Affiliates.

6.06 Financing. Parent and Merger Sub shall, and Parent shall cause Merger Sub to, use their commercially reasonable efforts to arrange and maintain the financing described in the Commitment Letter on the terms and conditions described therein (provided, that Parent and Merger Sub may amend, waive, supplement, modify and/or replace (in whole or in part) the Commitment Letter so long as the amended terms would not, or would not reasonably be expected to, materially and adversely impact or delay the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement), including using their commercially reasonable efforts to (a) (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions to the transactions contemplated by the Commitment Letter that are in their respective control and (iii) enter into definitive agreements with respect to the Commitment Letter on terms and conditions contained therein or consistent in all material respects with respect thereto such that Parent shall have proceeds sufficient to consummate the transactions contemplated by this Agreement at or prior to the Closing. If the Commitment

Letter shall expire or terminate for any reason, Parent and Merger Sub shall use their commercially reasonable efforts to obtain and promptly provide the Company and the Representative with a copy of a new financing commitment that provides for an amount of financing sufficient to consummate the transactions contemplated by this Agreement and other terms and conditions that are not materially less as favorable to Parent and Merger Sub as compared to those contained in the Commitment Letter. In the event that all conditions applicable to the Commitment Letter have been satisfied and the lenders described therein fail to consummate the transactions contemplated by the Commitment Letter, Parent and Merger Sub agree to use their commercially reasonable efforts to enforce their rights under the Commitment Letter (including their rights to cause the lenders described therein to fund the transactions described therein), provided that Parent and Merger Sub need not seek specific performance if they reasonably conclude it is not reasonably likely to succeed under such circumstances. Parent and Merger Sub shall not extend the termination date under the Commitment Letter (or any permitted replacement thereof) without the prior written consent of the Company. Parent and Merger Sub shall provide Company with weekly updates with respect to the financing contemplated by the Commitment Letters (including updates with respect to the progress of such financing and the targeted closing date of such financing) and shall provide the Company with reasonable access to the lenders thereunder to provide updates with respect to such financing. Any reference in this Agreement to the “Commitment Letter” shall include the financing contemplated by the Commitment Letter in effect on the date hereof, as permitted to be amended, modified or replaced (in whole or in part) by this Section 6.06. Parent and Merger Sub shall provide the Company with prompt written notice of any breach by any lender of any obligation under the Commitment Letter.

6.07 Registration Statement; Registrable Securities.

(a) The Registration Statement shall not, during the Effectiveness Period, except in the case of when a Blackout Notice is issued by Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, any form of prospectus or supplement thereto), in light of the circumstances under which they were made, not misleading, except for information expressly provided by the Company or any Holder in writing pursuant to Section 1.06(d) of this Agreement. Any information supplied by or on behalf of Parent for inclusion in materials provided to the Holders in connection with Section 5.07, shall not, on the date such materials are first provided to the Holders and at the time of the Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b) Parent shall use commercially reasonable efforts to remain eligible to use Form S-3 (or any successor form thereto) under the Securities Act during the Effectiveness Period. Parent shall pay the filing fee covering the Registrable Securities at the time the Registration Statement is filed. If at any time Parent no longer eligible to use Form S-3, Parent shall use commercially reasonable efforts to refile the registration statement on Form S-1 and keep such registration statement effective during the period during the Effectiveness Period.

(c) Upon reasonable request by a Holder, Parent shall use commercially reasonable efforts to work with Parent’s transfer agent to assist such Holder to expedite or facilitate the transfer of the Registrable Securities, including removing any restrictive legends that Parent believes are no longer necessary and delivering customary opinions to Parent’s transfer agent.

ARTICLE 7

TERMINATION

7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent, if there has been a material violation or material breach by the Company of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Parent and Merger Sub and such violation or breach has not been waived by Parent or, if capable of being cured, cured by the Company within 10 days after written notice thereof from Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to Parent if Parent is then in material breach or material violation of any covenant, representation or warranty contained in this Agreement;

(c) by the Company, if there has been a material violation or material breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Company and such violation or breach has not been waived by the Company or, if capable of being cured, cured by Parent or Merger Sub within 10 days after written notice thereof by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to the Company if the Company is then in material breach or material violation of any covenant, representation or warranty contained in this Agreement;

(d) by either Parent or the Company if (i) the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or (ii) there shall be a Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose failure to comply with Section 5.04, Section 6.03 or any other provision of this Agreement has been a proximate cause of, or resulted in, such action;

(e) by either Parent or the Company if the Merger contemplated hereby has not been consummated by 5:00 p.m., Cleveland time on October 17, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(e) shall not be available to Parent or the Company if such Person is then in material breach or material violation of any covenant, representation or warranty contained in this Agreement; provided, further, if (1) the waiting period under the HSR Act has not terminated or expired on or before October 17, 2012, the Outside Date shall be automatically extended until the earlier of

(i) October 31, 2012 and (ii) two (2) Business Days following the termination or expiration of such waiting period and (2) the Company has not delivered by October 17, 2012 any of its deliverables under Section 2.02(e), Parent, by written notice to the Company, can extend the Outside Date until the earlier of (i) October 31, 2012 and (ii) two (2) Business Days after the Company has delivered such deliverables.

(f) by the Company if (i) the Commitment Letter is terminated without a closing of the transactions described therein (without giving effect to any extension not otherwise consented to in writing by the Company), (ii) the lenders described in the Commitment Letter have given notice (A) of breach thereunder by Parent or Merger Sub or (B) of their intent to terminate the Commitment Letter or not consummate the transactions described therein, (iii) the conditions to the lenders’ obligations to consummate the transactions described in the Commitment Letter have been satisfied, but the lenders fail to consummate such transactions or the lenders have otherwise breached their obligations thereunder or (iv) Parent or Merger Sub breach any of their obligations described in Section 6.07; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(f) if it is then in material breach or material violation of any covenant, representation or warranty contained in this Agreement; provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(f) if, within five (5) Business Days after the occurrence of the circumstances set forth in (i), (ii) or (iii) above, Parent has delivered to the Company an executed financing commitment letter pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide debt financing in greater or equal amounts and on substantially identical terms and conditions as those provided for in the Commitment Letter or with conditions no less favorable to Parent and Merger Sub as those provided for in the Commitment Letter; or

(g) by Parent if the Required Stockholder Approval is not obtained by 5:00 p.m., Cleveland time on September 3, 2012.

7.02 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect (other than (a) this Section 7.02 and Article 11 hereof, each of which shall survive the termination of this Agreement in accordance with their terms, (b) the last sentence of Section 5.02 above, which shall survive the termination of this Agreement for a period of three years following the date of such termination and (c) for the avoidance of doubt, the Confidentiality Agreement shall survive as set forth therein); provided, however, that no such termination shall relieve any party from liability for (i) any prior fraud or intentional or willful breach of this Agreement or (ii) a breach described in the following sentence. Notwithstanding anything to the contrary contained herein, whether or not this Agreement has been terminated by any party hereto, if (a) all of the conditions to a party’s obligations set forth in Article 2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur) (such party, the “Breaching Party”), (b) the other party or parties hereto (each, a “Non-Breaching Party”) have confirmed to the Breaching Party in writing that such party or parties stand ready, willing and able to consummate the Closing and (c) the Breaching Party fails to consummate the Closing on or before the date for Closing set forth in Section 1.02 for any reason, then (y) such failure shall be deemed a breach of this

Agreement by the Breaching Party for purposes of this Section 7.02 and (z) the Non-Breaching Parties will be entitled to pursue any claim directly against the Breaching Parties for breach of this Agreement (whether under contract or at law) and the Company may recover any diminution in value of the Company that results from such breach by Parent (which diminution in value shall expressly include any loss of value suffered by the Holders in their capacity as such (i.e., the value of their equity holdings in the Company) resulting from such breach). Notwithstanding anything to the contrary contained herein, in no event shall a party be entitled to recover or make a claim for any amounts in respect of punitive damages for the failure to consummate the Closing.

ARTICLE 8

ADDITIONAL COVENANTS AND AGREEMENTS

8.01 Survival. The representations and warranties contained in Articles 3 and 4, and the covenants and agreements contained in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.01 (Organization and Corporate Power), 3.02 (Authorization; Valid and Binding Agreement), 3.03 (Capital Stock), and 3.31 (Brokerage) (the “Company Fundamental Representations”) and the representations and warranties contained in Sections 4.01 (Organization and Power), 4.02 (Authorization; Valid and Binding Agreement), 4.04 (Issuance of Parent Shares) and 4.08 (Brokerage) shall survive indefinitely, (b) in the case of Section 3.09 (Tax Matters), 3.11 (Intellectual Property), 3.13 (Employee Benefits Plans) and 3.22 (FDA and Regulatory Matters), until the date that on which it is finally determined, in accordance with Section 1.10, that there will be no further payments of any Earnout Amount, and (c) the covenants and agreements set forth in Articles 8, 9, 10 and 11 shall survive in accordance with the terms thereof.

8.02 Indemnification of Parent.

(a) From and after the Closing (but subject to the terms and conditions of this Article 8), the Holders shall, jointly and severally, in accordance with each Holder’s Indemnification Percentage, indemnify and hold the Parent Indemnitees (as defined below) harmless from and against, and pay to the applicable Parent Indemnitees the amount of, any and all losses, liabilities, claims, suits, actions, obligations, deficiencies, demands, awards, judgments, damages, interest, fines, penalties, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and expenses) whether or not involving a Third Party Claim (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by Parent, its Affiliates or any of their respective officers, directors, managers, employees, stockholders, members, partners, agents, representatives or successors and assigns (the “Parent Indemnitees”) attributable to, or arising or resulting from (i) any breach of any representation or warranty of the Company contained in Article 3 of this Agreement, (ii) any breach of any covenant of the Company contained in this Agreement, (iii) any proceeding in respect of any Dissenting Shares and any payments to any Person that was a holder of Company Capital Stock immediately prior to the Effective Time in respect of such Person’s Dissenting Shares, to the extent that such payments exceed the portion of the Final Aggregate Merger Consideration to which such Person would have been entitled pursuant to this Agreement in respect of such Dissenting Shares if such Person had not exercised appraisal or dissenting rights in respect thereof, (iv) any Holder Transaction Expenses or Indebtedness that were not taken into account in the determination of the Final Aggregate Merger Consideration; (v) any amounts that are required to be repaid under any Government Grant set forth on the Government Grants Schedule received by the Company prior to the Closing to the extent arising from any action or omission by the Company prior to the Closing; (vi) any claim by any individual set forth on Schedule 5.10 alleging that such individual owns any of the Intellectual Property of the Company to the extent such claim could not have been successfully asserted had such individual signed an Invention Assignment Agreement in the form attached hereto as Exhibit F on or prior to the Closing; (vii) if the Company has elected to fund the Additional Escrow, any amounts that are required to be repaid under any Government Grant set forth on the Government Grants Schedule received by the Company prior to the Closing to the extent arising from the termination of such a Government Grant as a result of the failure to obtain a consent set forth on Schedule 2.02(e)(viii) and (viii) the indemnification matters set forth on Schedule 8.02(a)(viii).

(b) Notwithstanding anything to the contrary set forth in this Agreement, each Parent Indemnitee’s right to recover a Loss pursuant to this Agreement shall be limited as follows:

(i) no Parent Indemnitee shall be entitled to any indemnification under Section 8.02(a)(i) for any individual item unless the Loss relating to such claim, (or series of claims arising from the same or substantially similar facts or circumstances) is more than $10,000;

(ii) subject to Section 8.02(b)(iv), no Parent Indemnitee shall be entitled to any indemnification hereunder unless the aggregate of all Losses relating to all breaches of such representations, warranties and covenants would exceed on a cumulative basis an amount equal to $500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible;

(iii) subject to Section 8.02(b)(v), the aggregate indemnification of the Parent Indemnitees hereunder shall not exceed an amount equal to $20,000,000 (the “Cap”);

(iv) the Deductible shall not apply to Losses arising out of (A) the breach of any Company Fundamental Representation, (B) the breach of the representations and warranties contained in Section 3.09 (Tax Matters), (C) the matters that are subject to indemnification under clauses (iv), (v), (vi) or (vii) of Section 8.02(a) or (D) fraud;

(v) the Cap shall not apply to Losses arising out of (A) the breach of any Company Fundamental Representations or (B) fraud (collectively, the “Uncapped Obligations”); and

(vi) the indemnification obligation of each Holder with respect to any Loss hereunder shall not exceed an amount equal to (A) such Holder’s Indemnification Percentage, multiplied by (B) the amount of such Loss.

(c) Notwithstanding anything to the contrary set forth in this Agreement or otherwise, from and after the Closing (but subject to the terms and conditions of this Article 8), any indemnification of the Parent Indemnitees for which the Holders are liable hereunder shall be effected first, until the Indemnity Escrow Funds are exhausted, solely and exclusively by a payment made from the Indemnity Escrow Funds in accordance with the terms of the Escrow Agreement, and, only after the Indemnity Escrow Funds have been exhausted (but, for the avoidance of doubt, subject to the Cap, if applicable), by setoff against the payment obligations with respect to the 2013 Earnout Amount and the 2014 Earnout Amounts, if any, except that (i) for Uncapped Obligations, Parent shall only be obligated to use setoff against the Earnout Amount payment obligations to the extent that such payments are then due and payable and may otherwise proceed directly against a Holder, subject to the last sentence of this Section 8.02(c) and Section 8.02(b)(vi) and (ii) indemnification obligations pursuant to Section 8.02(a)(vii) are subject to the limitations set forth in Section 8.02(i). For the avoidance of doubt, notwithstanding anything to the contrary contained in this Article 8, the Parent Indemnitees’ sole and exclusive source of indemnification (other than with respect to indemnification for Losses arising out of the Uncapped Obligations) shall be by making a claim against the Escrow Fund or seeking setoff hereunder and no Parent Indemnitee may seek to collect payment directly from any Holder or the Representative for any Loss hereunder. In no event shall any Holder’s liability for any indemnification claims hereunder exceed the amount such Holder actually received pursuant to this Agreement (including the value of any Parent Shares received, with any such value determined based on the Parent Trading Price).

(d) The parties hereto acknowledge and agree that the Representative (solely in its capacity as the Representative) is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that Representative shall have no liability to, and shall not be liable for any Losses of, any party hereto or to any Parent Indemnitee in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses are a result of gross negligence or willful misconduct by the Representative in connection with the performance of its obligations hereunder or under the Escrow Agreement.

(e) Except as provided in the last sentence of this Section 8.02(e), no claim shall be brought or maintained by any party or any of their respective Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of the Company, Representative or any Holder, or any Affiliate of any of the above, as applicable (each of whom is deemed a third-party beneficiary of this Section 8.02(e)), which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. Notwithstanding any provision herein to the contrary, (i) Parent will be entitled to bring a claim for indemnification directly against a Holder under Section 8.02(b)(i) for any breach of a Company Fundamental Representation, subject to the last sentence of Section 8.02(c) hereof and Section 8.02(b)(vi) and (ii) Parent will be entitled to pursue any claim directly against a Holder under a Letter of Transmittal, Option Cancellation

Agreement, Accredited Investor Questionnaire or Lock-Up Agreement (each, a “Holder Agreement”), but only against the executing Holder, in which case (y) none of the limitations set forth herein (other than those set forth in the last sentence of 8.02(c)) will apply with respect to such claim and (z) with respect to any claim arising under any Holder Agreement, the limitations set forth therein shall apply.

(f) Notwithstanding any other provision of this Agreement to the contrary, Holders shall have no obligation to indemnify any of the Parent Indemnitees from and against any Taxes of any Person (i) that are attributable to any Buyer Tax Act or (ii) to the extent of the amount of such Tax that is specifically accrued as a liability and reflected in Net Working Capital.

(g) All payments under this Section 8.02 shall be treated by the parties as an adjustment to the proceeds received by Holders pursuant to Article 1, to the extent permitted by applicable Law.

(h) If the Parent Indemnitees set off any Losses against the payment of the 2013 Earnout Amount or any 2014 Earnout Amount and any claim for such Losses (or any portion thereof) is later found not to be indemnifiable hereunder, Parent shall pay to the Paying Agent an amount in cash sufficient to pay the Holders, in accordance with their Proportionate Share, an aggregate amount equal to the portion of such amount found not to be indemnifiable, plus interest thereon, from the date such payment was to be made pursuant to Section 1.10, at a rate of six percent (6.0%) per annum.

(i) Notwithstanding any other provision of this Agreement to the contrary, all claims pursuant to Section 8.02(a)(vii) shall be satisfied solely from the Additional Escrow and such claims shall be disregarded for purposes of calculating whether the Deductible or Cap have been satisfied or reached.

8.03 Indemnification of Holders. From and after the Closing (but subject to the provisions of this Article 8), Parent shall indemnify and hold each Holder, each Holder’s Affiliates and each of their respective officers, directors, managers, employees, stockholders, members, partners, agents, representatives, successors and assigns (the “Holder Indemnitees”) harmless from and against, and pay to the applicable Holder Indemnitees the amount of, any and all Losses based upon, attributable to or resulting from (a) a breach of any representation or warranty of Parent or Merger Sub set forth in Article 4 this Agreement, and (b) any breach of any covenant of Parent or Merger Sub contained in this Agreement requiring performance by Parent or the Surviving Corporation at or after the Closing. All payments under this Section 8.03 shall be treated by the parties as an adjustment to the proceeds received by the Holders pursuant to Article 1.

8.04 Expiration of Claims. The ability of any Parent Indemnitee or Holder Indemnitee to receive indemnification pursuant to Sections 8.02 or 8.03, respectively, shall terminate on the applicable survival termination date (as set forth in Section 8.01), unless such Parent Indemnitee or Holder Indemnitee, as applicable, has made, in good faith, a proper claim for indemnification pursuant to Sections 8.02 or 8.03, respectively, subject to the terms and conditions of this Article 8, prior to such termination date, as applicable. If a Parent Indemnitee or a Holder Indemnitee has made, in good faith, a proper claim for indemnification pursuant to Sections 8.02 or 8.03, respectively, prior to such termination date, then such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 8.01.

8.05 Inter-Party Claims. In order for a Parent Indemnitee or Holder Indemnitee to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing promptly after the Claiming Party becomes aware of the occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis and, if available, the amount of Loss with respect to, such claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Defending Party is materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. If the Defending Party disputes its liability with respect to any such claim, the Defending Party and the Claiming Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction. The Claiming Party shall have the burden of proof in establishing the amount of Losses it has suffered.

8.06 Third Party Claims.

(a) In order for a Claiming Party to seek any indemnification provided for under this Agreement in respect of a claim or demand made by any third party Person against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the Defending Party in writing, specifying in reasonable detail the basis and, if available, the amount of Loss with respect to, the Third Party Claim promptly after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Defending Party is materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.

(b) If a Third Party Claim is made against a Claiming Party, the Defending Party shall, at its expense, be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party (i) if within five (5) Business Days of the receipt of notice from the Claiming Party informing the Defending Party of such Third Party Claim, the Defending Party gives notice to the Claiming Party stating the Defending Party’s intention to do so and acknowledging that the Defending Party shall indemnify the Claiming Party from and against all Losses (to the extent required by, and subject to any applicable limits provided in, this Article 8), that the Claiming Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim, or (ii) if the Defending Party does not assume the defense of a Third Party Claim pursuant to clause (i) of this sentence, at any time that the Defending Party reasonably believes that the Claiming Party has ceased to actively and diligently prosecute the defense of such Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof; provided, that in the case that (A) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Claiming Party, in its reasonable discretion, for the same counsel to represent both the Claiming Party and the Defending Party, (B) the Defending Party fails to actively and diligently prosecute the defense of such Third Party Claim, (C) such Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action, (D) the settlement of, and adverse judgment with respect to, or the Defending Party’s conduct of the defense of such Third Party Claim is, in the sole and absolute discretion of the Claiming Party, likely to be adverse to the Claiming Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business), or (E) such Third Party Claim could result in an injunction or other equitable relief against the Claiming Party or, in the reasonable discretion of the Claiming Party, result in a Loss in excess of the dollar amount available for indemnification pursuant to this Article 8 (the scenarios described in clauses (A) – (E) are collectively referred to as “Conflicts”), then the Defending Party shall continue to be liable to the Claiming Party for reasonable legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof. If the Defending Party assumes such defense, the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense or, in accordance with the previous sentence, at the Defending Party’s expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense so long as the Third Party Claim does not involve a Conflict, in which case the Claiming Party shall control such defense. If the Defending Party chooses to defend any Third Party Claim, then all the parties shall cooperate in the defense or prosecution of such Third Party Claim, including by retaining and, upon the Defending Party’s request, providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Defending Party assumes the defense of any Third Party Claim, the Defending Party shall obtain the prior written consent of the Claiming Party (which shall not be unreasonably withheld) before entering into any settlement or consenting to the entry of a judgment with respect to such claim unless such settlement or judgment (1) involves no finding or admission of any violation of Law or the rights of any Person and has no effect on any other claims that may be made against the Claiming Party, (2) expressly and unconditionally provides a full and general release of the Claiming Party from all liabilities and obligations with respect to such claim, and (3) involves no finding or admission of any violation of Law or the rights of any Person. In addition, whether or not the Representative shall have assumed the defense of a Third Party Claim, if (i) the Representative has acknowledged that the Holders shall indemnify the Claiming Party from and against all Losses (to the extent required by, and subject to any applicable limits provided in, this Article 8), that the Parent Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim, or (ii) such Third Party Claim arises under Section 8.02(a)(viii), then, in either case, neither Parent nor any of its Affiliates shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Representative such consent not to be unreasonably withheld or delayed.

8.07 Determination of Loss Amount; No Circular Recovery.

(a) In no event shall Parent Indemnitees be entitled to recover or make a claim for any amounts in respect of consequential damages that would not have been reasonably foreseeable on the date hereof or, except as awarded to any third party, punitive damages. No indemnifying party shall be liable hereunder in respect of any claim if such claim would not have arisen but for a change after the date hereof in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule-making decision. Attorney, consultant, and other professional fees and disbursements incurred by an indemnifying party in connection with this Article 8 shall be reasonable and based only on time actually spent, which shall be charged at no more than such professional’s standard hourly rate.

(b) No Parent Indemnitee shall be entitled to any indemnification under this Article 8 to the extent such matter was actually reflected in the determination of the Final Aggregate Merger Consideration pursuant to Section 1.06 or (ii) was reserved for in the Financial Statements.

8.08 Materiality. For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements (other than the Material Adverse Effect qualification in the first sentence of Section 3.07) shall be disregarded.

8.09 Exclusive Remedy. Each of the parties understands, acknowledges and agrees that except for claims of or arising out of fraud, the indemnification provisions of Section 8.02 and Section 8.03 shall be the sole and exclusive remedy for claims made after the Effective Time with respect to the subject matter of this Agreement or the transactions contemplated hereby, and that the parties hereto shall have no other remedy or recourse with respect to any such claims other than pursuant to, and subject to the terms and conditions of, Section 8.02 and Section 8.03. The parties hereto acknowledge and agree that no party hereto may avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person (other than a Holder in a claim pursuant to Article 8 or a Holder Agreement of such Holder, it being expressly understood and agreed that nothing herein shall prohibit Parent from bringing a claim directly against a Holder arising out of a Holder Agreement executed by or on behalf of such Holder) that is not a party (or a successor to a party) for breaches of the representations, warranties and covenants contained in this Agreement. EACH OF THE PARENT INDEMNITEES EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE PARENT INDEMNITEES UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH PARENT INDEMNITEE ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. Notwithstanding anything to the contrary in this Agreement, no term or provision of this Agreement shall limit or reduce any potential claims or remedies based on fraud and nothing herein shall limit any claim that a Holder may have as a stockholder of Parent whether or not the Holder’s status as a stockholder of Parent arose out of the receipt of the Parent Shares.

8.10 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Surviving Corporation that have not yet been filed as of the Closing Date, in a manner consistent with past practice, except as otherwise required by applicable Law. Parent shall deliver to Representative all income Tax Returns for any Pre-Closing Tax Periods that are to be filed after the Closing Date for review and approval no less than 15 days before the applicable due date. The Surviving Corporation shall not (and Parent shall not cause it to) waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. Parent shall not, without the Representative’s prior written consent, cause or permit the Surviving Corporation to (i) amend any Tax Return that relates in whole or in part to any Pre-Closing Tax Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period.

(ii) Neither Parent nor the Surviving Corporation shall (nor shall they cause any Affiliate to) make any election under Code Section 338 (or any similar provision under state, local or non-U.S. Law) with respect to the transactions contemplated by this Agreement. Except to the extent that such refund is attributable to the carryback of a Tax attribute attributable to a Post-Closing Tax Period or such refund was included as an asset in Net Working Capital, the Holders shall be entitled to any Tax refunds that are received by Parent or the Surviving Corporation, and any amounts credited against Tax to which Parent or the Surviving Corporation become entitled in any Post-Closing Tax Period of the Company, that relate to any Pre-Closing Tax Period, including Taxes paid with respect to a Pre-Closing Tax Period of the Company. Parent shall pay or cause to be paid over to Holders (in accordance with their Holder Indemnification Percentage) any such refund or the amount of any such credit within twenty (20) days after receipt of such refund or after becoming entitled to such credit against Taxes. Any payment under this paragraph shall be considered a purchase price adjustment.

(b) Cooperation. The parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 8.10(b). Such cooperation shall include, including upon Representative’s request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

(c) Transfer Taxes. Parent will pay any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Surviving Corporation or any

Holder as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Parent shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by a Holder), and Representative agrees to cooperate with Parent in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(d) Further Assurances. From time to time, as and when requested by any party and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.11 Holder Financing Claims. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the lenders referenced in the Commitment Letter (including any lenders that join the Commitment Letter after the date hereof), their successors and assigns, and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors, controlling persons and representatives involved in the financing contemplated by the Commitment Letter (collectively, the “Financing Sources”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Company, the Holders, the Representative and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Company, the Holders, the Representative and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 8.11 and are beneficiaries of any liability cap or other limitation on remedies or damages set forth in this Agreement.

ARTICLE 9

REPRESENTATIVE

9.01 Representative.

(a) Effective upon and by virtue of the Required Stockholder Approval, and without any further act of any of the Stockholders, the Representative shall be hereby appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and the Escrow Agreement and any other agreements and documents executed or delivered in connection with this Agreement and shall take such actions to be taken by the Representative under this Agreement and the Escrow Agreement and any other agreements and documents executed or delivered in connection with this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including (i) executing and delivering this Agreement, the Escrow Agreement and any other ancillary documents and negotiating and executing such amendments, modifications, waivers or changes thereto as to which the Representative, in its sole discretion, shall have consented (provided that any waiver or amendment that shall adversely and disproportionately affect the rights or obligations of any Holder as compared to other Holders shall require the prior written consent of such Holder), (ii) taking all actions and making all filings on behalf of such Holders with any Governmental Body or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, (iii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement or the Escrow Agreement on behalf of such Holders, (iv) satisfying from the Indemnity Escrow Account and Working Capital Escrow Account costs, expenses and/or liabilities incurred by the Representative in its capacity as the Representative and otherwise in accordance with this Agreement and/or the Escrow Agreement, and (v) taking all other actions that are either necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Representative hereby accepts such appointment. The appointment of the Representative as each Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Holder with regard to this Agreement and the Escrow Agreement and any other agreements or documents executed or delivered in connection with this Agreement. The Representative is the sole and exclusive representative of each of the Holders for any purpose provided for by this

Agreement. Representative shall be bound by the same confidentiality restrictions binding Company pursuant to Section 11.01; provided, however, that the Representative shall use commercially reasonable efforts based on contact information available to the Representative to keep the Holders reasonably informed with respect to actions of Representative pursuant to the authority granted Representative under this Agreement which actions have a material impact on the amounts payable to the Holders. Each Holder shall promptly provide written notice to the Representative of any change of address of such Holder.

(b) A decision, act, consent or instruction of the Representative hereunder shall constitute a decision, act, consent or instruction of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Holder. Parent, the Surviving Corporation and the Escrow Agent shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

(c) The Representative shall incur no liability with respect to any action taken or suffered by any Holder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Representative to be genuine and to have been signed by such Holder (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of the Representative. In all questions arising under this Agreement or the Escrow Agreement, the Representative may rely on the advice of outside counsel, and the Representative shall not be liable to any Holder for anything done, omitted or suffered in good faith by Representative based on such advice.

(d) The Holders shall severally (each based on its Holder Indemnification Percentage) but not jointly indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Representative. All fees and expenses incurred by the Representative in performing its duties shall be borne by the Holders in accordance with their respective Holder Indemnification Percentage; provided, however, before seeking reimbursement of such fees and expenses directly from the Holders, the Representative shall deplete the Representative Fund. In addition to the foregoing, the Representative shall be entitled to a fee of $70,000 for the provision of its services provided hereunder, which such fee shall be paid from the Representative Fund at the Representative’s discretion. The Representative Fund shall be available to reimburse the Representative for any expenses incurred or anticipated to be incurred on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative. The Representative Fund shall terminate upon the reasonable good faith determination by Representative that the Representative Fund is no longer necessary for the purpose it was initially established. Upon such termination, the remaining amount of cash in the Representative Fund (together with interest and other income thereon) shall be distributed to the Holders, according to their respective Holder Indemnification Percentage.

(e) At any time Holders representing at least seventy percent (70%) in interest of the Holders may, by written consent, appoint another Person as Representative. Notice together with a copy of the written consent appointing such Person and bearing the signatures of Holders of at least seventy percent (70%) in interest of the Holders must be delivered to Parent and, if applicable, the Escrow Agent not less than ten (10) days prior to such appointment. Such appointment shall be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by Parent and, if applicable, the Escrow Agent. For the purposes of this Section 9.01, “seventy percent (70%) in interest of the Holders” shall mean Holders representing in the aggregate at least seventy percent (70%) of the percentage interests in the Aggregate Merger Consideration.

(f) In the event that the Representative becomes unable or unwilling to continue in his or its capacity as the Representative, or if the Representative resigns as a Representative, Holders representing at least seventy percent (70%) in interest of the Holders may, by written consent, appoint a new representative as the Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Holders of at least seventy percent (70%) in interest of the Holders must be delivered to Parent and, if applicable, the Escrow Agent. Such appointment shall be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by Parent and, if applicable, the Escrow Agent.

(g) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder, and (ii) shall survive the consummation of the Merger. The provisions of this Section 9.01 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Holder, and any references in this Agreement to any Holder or the Holders shall mean and include the successors to such Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE 10

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“2013 Earnout Amount” means an amount equal to (a) Lower Extremity Sales for Parent’s fiscal year 2013, minus (b) Lower Extremity Sales for Parent’s fiscal year 2012; provided, that such amount shall not (y) exceed $20,000,000, nor (z) be less than zero.

“2014 Earnout Amount” means, for each fiscal quarter of Parent’s fiscal year 2014, an amount equal to (a) Lower Extremity Sales for such quarter plus (b) Lower Extremity Sales for each preceding fiscal quarter of fiscal year 2014 minus (c) Lower Extremity Sales for the fiscal year 2013; provided, that such amount shall not (y) exceed (A) $20,000,000, minus (B) (1) an amount equal to the 2013 Earnout Amount, plus (2) the 2014 Earnout Amount for each preceding fiscal quarter of fiscal year 2014, nor (z) be less than zero.

“Accounting Firm” has the meaning set forth in Section 1.05(j).

“Accredited Holders” means (a) the Holders listed on the Accredited Holders Schedule except for any Holder listed thereon that Parent notifies the Company prior to the Closing Date is being removed because Parent has not received evidence reasonably satisfactory to it that the Holder is an accredited investor, (b) any other Holder that executes and delivers to the Company or Parent within 21 days after the date of this Agreement an Accredited Investor Questionnaire that indicates that such Holder is an accredited investor and that Parent in its sole discretion determines is, in fact, an “accredited investor” and (c) any other Holder that Parent in its sole discretion determines is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire.

“Accredited Investor Questionnaire” means an investor questionnaire in the form of Exhibit G.

“Accredited Proportionate Share” means, with respect to any Accredited Holder, the fraction (a) the numerator of which is the sum of (i) such Accredited Holder’s shares of Company Common Stock immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all of such Accredited Holder’s shares of Company Preferred Stock immediately prior the Effective Time (including, with respect to shares of Series C Preferred Stock, assuming such Holder converted its Series C PIK Dividends, if any, into shares of Series C Preferred Stock and then converted such resulting shares into Company Common Stock), plus (iii) the number of shares of Company Stock issuable upon exercise of such Accredited Holder’s vested and unvested Options in full immediately prior to the Effective Time plus, (iv) the number of shares of Company Stock issuable upon exercise of such Accredited Holder’s Warrants in full immediately prior to the Effective Time (assuming for the purposes of such calculation, such Options and Warrants are exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise feature), and (b) the denominator of which is the sum of (i) the aggregate number of shares of Company Stock held by Accredited Holders immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Preferred Stock held by Accredited Holders immediately prior the Effective Time (assuming that all outstanding Series C PIK Dividends were converted into shares of Series C Preferred Stock and then such resulting shares were converted into Company Common Stock immediately prior to the Effective Time, plus (iii) the total number of shares of Company Stock issuable upon exercise in full of all vested or unvested Options held by Accredited Holders immediately prior to the Effective Time, plus (iv) the total number of shares of Company Stock issuable upon exercise in full of all Warrants held by Accredited Holders immediately prior to the Effective Time (assuming for the purposes of such calculation, all such Options and Warrants are exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise method).

“Acquisition Proposal” has the meaning set forth in Section 5.05.

“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Activities to Date” has the meaning set forth in Section 3.22(b).

“Additional Escrow” has the meaning set forth in Section 5.11.

“Additional Escrow Amount” has the meaning set forth in Section 5.11.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Merger Consideration” has the meaning set forth in Section 1.04(j).

“Agreed Accounting Principles” means GAAP, as modified by the matters set forth on the attached Accounting Principles Schedule. For further clarification, if alternative methodologies exist for calculating asset and liability balances under GAAP, the methodology utilized in preparing the Example Net Working Capital attached hereto as Exhibit H shall be employed.

“Agreement” has the meaning set forth in the preamble.

“Blackout Notice” has the meaning set forth in Section 1.06(e).

“Breaching Party” has the meaning set forth in Section 7.02.

“Business Day” means any day that is not a Saturday, a Sunday or a day which banks are required or permitted or required to be closed in the State of Ohio.

“Buyer Tax Act” means any action taken by Parent or any of its Affiliates (including the Surviving Corporation) during the portion of the Closing Date after the Closing, other than an action taken in the ordinary course of business, that results in any gain or income to the Surviving Corporation.

“Cap” has the meaning set forth in Section 8.02(b)(iii).

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“Cash on Hand” means, with respect to the Company, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby) all unrestricted cash, cash equivalents and freely marketable securities (but not including any restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations or deposits with third parties (including landlords)), in each case determined in accordance with GAAP and expressed in United States dollars. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Claiming Party” has the meaning set forth in Section 8.05.

“Closing” has the meaning set forth in Section 1.02.

“Closing Cash Consideration” has the meaning set forth in Section 1.04(e).

“Closing Common Stock Consideration” has the meaning set forth in Section 1.04(b).

“Closing Consideration” has the meaning set forth in Section 1.04(d).

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Option Consideration” has the meaning set forth in Section 1.04(c).

“Closing Preferred Stock Consideration” has the meaning set forth in Section 1.04(a).

“Closing Share Consideration” has the meaning set forth in Section 1.04(e).

“Closing Statement” has the meaning set forth in Section 1.05(i).

“Closing Warrant Consideration” has the meaning set forth in Section 1.04(d).

“Code” has the meaning set forth in Section 3.13(a).

“Commitment Letter” has the meaning set forth in Section 4.09.

“Company” has the meaning set forth in the preamble.

“Company Charter” means the Fifth Amended and Restated Certificate of Incorporation of the Company.

“Company Common Stock” means the Company Voting Common Stock and the Company Nonvoting Common Stock.

“Company Fundamental Representations” has the meaning set forth in Section 8.01.

“Company Intellectual Property” has the meaning set forth in Section 3.11(a).

“Company Licenses” has the meaning set forth in Section 3.22(b).

“Company Nonvoting Common Stock” means the Company’s Nonvoting Common Stock, par value $0.001 per share.

“Company Option Plan” is defined in Section 5.08.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.11(a).

“Company Stock” means the Company Preferred Stock and the Company Common Stock.

“Company Stock Certificates” has the meaning set forth in Section 1.04(h).

“Company Voting Common Stock” means the Company’s Voting Common Stock, par value $0.001 per share.

“Confidentiality Agreement” has the meaning set forth in Section 5.02.

“Conflicts” has the meaning set forth in Section 8.06(b).

“Continuing Employee” has the meaning set forth in Section 6.05(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Dataroom” means the electronic dataroom hosted by IntraLinks, Inc. at www.intralinks.com and entitled “Project Oscar.”

“Deductible” has the meaning set forth in Section 8.02(b)(ii).

“Defending Party” has the meaning set forth in Section 8.05.

“DGCL” had the meaning set forth in the recitals.

“Disclosure Materials” means the documents, materials and notices prepared or to be prepared by the Company pursuant to Delaware Law, the Company Charter or otherwise in connection with obtaining the approval by the Stockholders of this Agreement and the Merger or notifying any Stockholders of the approval of the Agreement and the Merger and that appraisal rights are available under Delaware Law.

“Disputed Items” has the meaning set forth in Section 1.05(j).

“Dissenting Shares” has the meaning set forth in Section 1.07.

“Distribution Schedule” has the meaning set forth in Section 1.05(o).

“Earnout Accounting Firm” has the meaning set forth in Section 1.10(e).

“Earnout Amount” means the 2013 Earnout Amount or the 2014 Earnout Amount.

“Earnout Objection Statement” has the meaning set forth in Section 1.10(e).

“Earnout Statement” has the meaning set forth in Section 1.10(e).

“Effective Time” has the meaning set forth in Section 1.02.

“Effectiveness Period” has the meaning set forth in Section 1.06(b).

“Electronic Delivery” has the meaning set forth in Section 11.20.

“Employee” has the meaning set forth in Section 6.05(b).

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and by-laws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon the Company, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means First State Trust Company, Delaware corporation and limited purpose trust company.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit I.

“Escrow Amount” means an amount equal to (i) the Indemnity Escrow Amount, plus (ii) the Working Capital Escrow Amount, plus (iii) if the Company has elected to fund the Additional Escrow pursuant to Section 5.11, the Additional Escrow Amount.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (including any interest accrued on the Escrow Amount), minus the sum of all distributions and other payments to any Person from the Indemnity Escrow Account and the Working Capital Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Estimated Aggregate Merger Consideration” has the meaning set forth in Section 1.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“Final Aggregate Merger Consideration” has the meaning set forth in Section 1.05(k).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Financing Sources” has the meaning set forth in Section 8.11.

“Forum” has the meaning set forth in Section 11.13(b).

“Full Dilution Number” means a number equal to: (i) the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Preferred Stock immediately prior the Effective Time (assuming that all outstanding Series C PIK Dividends were converted into shares of Series C Preferred Stock and such resulting shares were converted into Company Common Stock immediately prior to the Effective Time, plus (iii) the total number of shares of Company Stock issuable upon exercise in full of all vested or unvested Options immediately prior to the Effective Time, plus (iv) the total number of shares of Company Common Stock that would have been issued to holders of Warrants upon exercise in full of all Warrants and conversion of the resulting shares of Series C Preferred Stock or Series D Preferred Stock Company Stock issuable upon such exercise immediately prior to the Effective Time (assuming for the purposes of such calculation, all such Options and Warrants are exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise method).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Government Grants” has the meaning set forth in Section 3.27.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Government Programs” means Medicare, Medicaid or any other health care program sponsored by a Government Body.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” has the meaning set forth in Section 3.22(a).

“Health Care Professional” means any Person that is licensed or otherwise authorized by Law to provide health care directly to individuals, or an officer, employee, agent or contractor of such Person acting in the course and scope of his or her employment, agency or contract related to or in support of the provision of health care directly to individuals.

“Holder Agreement” has the meaning set forth in Section 8.02(e).

“Holder Indemnification Percentage” means, for any Holder, the amount of the Aggregate Merger Consideration such holder is entitled to receive as of the Effective Time as a percentage of the Aggregate Merger Consideration payable to all Holders as of the Effective Time (assuming for this purpose that all Holders have taken all required actions under Section 1.05 to receive the applicable portion of the Aggregate Merger Consideration), all as set forth on the Distribution Schedule.

“Holder Indemnitees” has the meaning set forth in Section 8.03.

“Holder of Registrable Securities” has the meaning set forth in Section 1.06(d).

“Holder Transaction Expenses” means all (i) third party fees and expenses, including any fees expenses payable to counsel, accountants, investment bankers and consultants, payable by the Company or any of its representatives, or any Holder arising from, incurred in connection with or incident to this Agreement, the Merger and the transactions contemplated hereby, including the drafting, negotiation, execution and delivery of this Agreement and all of the other agreements and documents contemplated hereby; (ii) any amount required to be paid by or on behalf of the Company to any current or former employee, equityholder, officer, manager, director or other Person in connection with the consummation of the transactions contemplated hereby pursuant to any employment, consulting, change of control, severance, termination or other similar agreement or arrangement; and (iii) any other amounts required to be paid by or on behalf of the Company at or prior to Closing in connection with the transactions contemplated hereby, including all employer payroll Taxes attributable to the exercise or cash out of Options or other transaction-based compensation payable to current or former employees of the Company.

“Holders” means the Stockholders, the Optionholders and the Warrantholders.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Persons” has the meaning set forth in Section 6.01(a).

“Indemnity Escrow Amount” means an amount equal to $10,000,000.

“Indemnity Escrow Account” has the meaning set forth in Section 1.05(a)(i).

“Indemnity Escrow Funds” means the portion of the Escrow Funds held for purposes of satisfying indemnity claims hereunder, as described in the Escrow Agreement.

“Institutional Investors” means Mutual Capital Partners Funds and River Cities Capital Funds and their respective Affiliates.

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and (v) all other intellectual property rights arising from or relating to Technology.

“IRS” means the Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 3.06(a).

“Law” means any foreign or U.S., federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement.

“Leased Real Property” has the meaning set forth in Section 3.08(c).

“Letter of Transmittal” has the meaning set forth in Section 1.05(b).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Liquidation Preference” means, (a) with respect to each share of Series A Preferred Stock, the Series A Liquidation Preference (as defined in the Company Charter) with respect to such share, (b) with respect to each share of Series B Preferred Stock, the Series B Liquidation Preference (as defined in the Company Charter) with respect to such share, (c) with respect to each share of Series C Preferred Stock, the Series C Liquidation Preference (as defined in the Company Charter) with respect to such share and (d) with respect to each share of Series D Preferred Stock, the Series D Liquidation Preference (as defined in the Company Charter) with respect to such share.

“Loss” has the meaning set forth in Section 8.02(a).

“Lower Extremity Products” means (a) those products described in the product category “Lower extremity joints and trauma” in the Parent’s Form 10-K for the fiscal year ended January 1, 2012 as filed with the SEC or in any subsequent filing with the SEC (including joint replacement and bone fixation devices for the foot and ankle), but excluding any category of product Parent has historically included its “Sports medicine and biologics” reporting category in its filings with the SEC and (b) all products designed and/or manufactured by the Company prior to the Effective Time (other than any version of the distal radius and clavicle plate), regardless of the segment or division reported following the Effective Time.

“Lower Extremity Sales” means (i) for Parent’s fiscal years 2013 and 2014, respectively, the aggregate sales, expressed in dollars, by Parent and each of its Subsidiaries of Lower Extremity Products as reported in Parent’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC for the Parent’s fiscal years 2013 and 2014 and for any of Parent’s fiscal quarters during fiscal year 2014 and (ii) for Parent’s fiscal year 2012 means (A) for the period of January 1 – June 30, 2012, the aggregate sales of lower extremity products by the Company, for such periods as reported in the financial statements for the quarters ended March 31, 2012 and June 30, 2012 previously delivered by the Company to Parent plus (B) for the period of July 1, 2012 through the date prior to the Closing Date, the aggregate sales of lower extremity products by the Company for such period determined in accordance with the same accounting principles the Company used to prepare its financial statements for the quarters ended March 31, 2012 and June 30, 2012 plus (C) without duplicating the sales described in the foregoing clauses (A) and (B), the aggregate sales, expressed in dollars, by Parent and each of its Subsidiaries of Lower Extremity Products as reported in Parent’s Annual Report on Form 10-K filed with the SEC for the Parent’s fiscal year 2012.

“Marketing Period” means the period beginning on the first day on which each of the closing conditions set forth in Section 2.01(b), Section 2.01(c), Section 2.01(d), Section 2.02(b) and Section 2.02(c) have been satisfied or duly waived and ending 36 calendar days later; provided that the Marketing Period shall commence no earlier than September 11, 2012.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, which individually or in the aggregate, with all other changes, effects, events, circumstances, occurrences, states of facts and developments, that has or is reasonably expected to have a material adverse effect (a) on the ability of the Holders (taken together) or the Company to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or any document delivered in connection with this Agreement; provided, that any effect on the Holders’ or the Company’s ability to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or any document contemplated by this Agreement, to the extent resulting from Parent’s or Merger Sub’s failure to consummate the Closing on or before the date for Closing set forth in Section 1.02 (assuming all conditions to such obligations have been satisfied or duly waived) for any reason (including not obtaining sufficient financing or having sufficient cash on hand to consummate the transactions contemplated by this Agreement) shall not be considered a ‘Material Adverse Effect” under this subsection (a), or (b) upon the business, assets, liabilities, financial condition, prospects or operating results of the Company, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company operates; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP, (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (vi) the taking of any action explicitly contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, or the other agreements contemplated hereby or the transactions contemplated hereby or thereby, (vii) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or any communication by Parent or any of its Affiliates of its plans or intentions (including with respect to employees) with respect to any of the business of the Company, including losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees, or others having relationships with the Company, (viii) any adverse change in or effect on the business of the Company that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7, (ix) failure, in and of itself, by the Company to meet any internal projections or forecasts (e.g., if the underlying circumstances or causes themselves would not have caused or constitute a Material Adverse Effect, the failure of the Company to meet internal projections or forecasts shall not be a Material Adverse Effect),

(x) seasonal changes in the results of operations of the Company consistent with past seasonal changes, and (xi) conduct by the Company prohibited under Section 5.01 for which Parent gave its prior written consent, but only in the case of (i), (ii) or (iii), to the extent such change or effect does not disproportionately affect the Company relative to other industry participants.

“Material Contract” has the meaning set forth in Section 3.10(c).

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Sub” has the meaning set forth in the preamble.

“NASDAQ” means the NASDAQ Global Select Market.

“Net Working Capital” means, as of the Closing, (i) the sum of the total current assets of the Company (determined in accordance with the Agreed Accounting Principles), minus (ii) the sum of the total current liabilities of the Company (determined in accordance with the Agreed Accounting Principles), except that (y) current assets shall exclude Cash on Hand and (z) current liabilities shall exclude all Indebtedness and Holder Transaction Expenses. Net Working Capital shall be calculated in accordance with the Example Net Working Capital Schedule.

“Net Working Capital Target” means an amount equal to $3,468,865.57.

“Non-Breaching Party” has the meaning set forth in Section 7.02.

“Non-Employee Option Cancellation Agreement” has the meaning set forth in Section 1.05(b).

“Non-Party Affiliates” has the meaning set forth in Section 11.12.

“Objections Statement” has the meaning set forth in Section 1.05(j).

“Option Cancellation Agreement” has the meaning set forth in Section 1.05(b).

“Optionholders” means each holder of outstanding and unexercised Options immediately prior to the Effective Time.

“Options” means options to subscribe for and purchase Company Common Stock, whether vested or not.

“Organizational Documents” has the meaning set forth in Section 3.05.

“Outside Date” has the meaning set forth in Section 7.01(e).

“Parent” has the meaning set forth in the preamble.

“Parent Financial Statements” has the meaning set forth in Section 4.11(c).

“Parent Indemnitees” has the meaning set forth in Section 8.02(a).

“Parent SEC Reports” has the meaning set forth in Section 4.11(b).

“Parent Shares” means the Ordinary Shares of Parent, par value EUR 0.03 per share.

“Parent Share Amount” has the meaning set forth in Section 1.04(e).

“Parent Share Consideration” has the meaning set forth in Section 1.05(d).

“Parent Trading Price” means the mean of the closing prices of Parent Shares as reported on the NASDAQ Global Select Market for the five (5) trading days immediately prior to the date of the initial public announcement by Parent of the transactions contemplated hereby and for the first five (5) trading days that occur on or after such public announcement date; provided, however, that if such public announcement is made on a trading day after 4:00 p.m., New York time, then the date of such announcement will be deemed to be a trading day prior to such announcement.

“Parent’s Representatives” has the meaning set forth in Section 5.02.

“Paying Agent” has the meaning set forth in Section 1.05(b).

“Paying Agent Agreement” has the meaning set forth in Section 1.05(b).

“Pay-Off Letters” has the meaning set forth in Section 2.02(e)(iii).

“Pension Plans” has the meaning set forth in Section 3.13(a).

“Per Share Price” has the meaning set forth in Section 1.04(i).

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which adequate reserves are established in the Financial Statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy, marketability or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (v) Liens arising under worker’s compensation, unemployment insurance and social security, (vi) purchase money liens and liens securing rental payments under Capital Leases, and (vii) those matters identified on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plans” has the meaning set forth in Section 3.13(a).

“Post-Closing Tax Period” means any taxable period ending after the Closing Date.

“Pre-Closing Tax Liability” means all unpaid Taxes of the Company for all taxable periods ending on or before the Closing Date and, for any Straddle Period, the Straddle Period Prorated Taxes for the portion of any such taxable period up to and including the Closing Date, reduced by any such Taxes accrued as a liability and reflected in Net Working Capital.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy Laws” has the meaning set forth in Section 3.26.

“Private Insurance Programs” means private third party health care insurance program, including employer-funded health care programs.

“Products” means any product that the Company has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company.

“Proportionate Share” means with respect to any Holder, the fraction (a) the numerator of which is the sum of (i) such Holder’s shares of Company Common Stock immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all of such Holder’s shares of Company Preferred Stock immediately prior the Effective Time (including, with respect to shares of Series C Preferred Stock, assuming such Holder converted its Series C PIK Dividends, if any, into shares of Series C Preferred Stock and then converted such resulting shares into shares of Company Common Stock), plus (iii) the number of shares of Company Stock issuable upon exercise of such Holder’s vested and unvested Options in full immediately prior to the Effective Time plus, (iv) the number of shares of Company Stock issuable upon exercise of such Holder’s Warrants in full immediately prior to the Effective Time (assuming for the purposes of such calculation, such Options and Warrants are exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise feature), and (b) the denominator of which is the Full Dilution Number.

“Prospectus” has the meaning set forth in Section 1.06(a).

“Registrable Securities” has the meaning set forth in Section 1.06(a).

“Registration Statement” has the meaning set forth in Section 1.06(a).

“Representative” has the meaning set forth in Schedule 10.01.

“Representative Amount” means an amount equal to $570,000.

“Representative Fund” has the meaning set forth in Section 1.05(c)(iii).

“Required Information” has the meaning set forth in Section 5.10.

“Required Stockholder Approval” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Stock” means the Company’s Series A Participating Convertible Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock” means the Company’s Series B Participating Convertible Preferred Stock, par value $0.001 per share.

“Series C PIK Dividends” has the meaning set forth in the Company Charter.

“Series C Preferred Stock” means the Company’s Series C Participating Convertible Preferred Stock, par value $0.001 per share.

“Series D Preferred Stock” means the Company’s Series D Participating Convertible Preferred Stock, par value $0.001 per share.

“Stockholders” means the holders of the Company Stock immediately prior to the Effective Time.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Straddle Period Prorated Taxes” as of the Closing Date means for any income, payroll or other Taxes measured by net income or receipts the liability for Taxes that would arise upon a deemed “closing of the books” on the Closing Date if the Closing Date is not otherwise the last day of a taxable period, and, for any other Taxes, including ad valorem Taxes or other Taxes determined with respect to a period of time, the portion of such Taxes that are accrued on the Closing Date based on the applicable number of days in the taxable period arising on or before the Closing Date as compared to the total taxable days in the applicable taxable period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity.

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Tax” or “Taxes” means (i) any federal, provincial, territorial, state, municipal, schoolboard, school, local or non-U.S. taxes, like charges, levies, like fees or assessments imposed by any Governmental Body, or other authority, including income, gross receipts, business, capital, capital gains, goods and services, provincial sales, registration, value added, escheat, excise (including medical device excise), severance, premium, windfall profit, customs, duties, land transfer, personal property, employment, payroll, license, employee, capital stock, franchise, profits, withholding, social security, unemployment, health, employment insurance, governmental pension plan premiums or contributions, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax, (ii) any interest, penalty or addition thereto whether disputed or not, and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Top Customer” has the meaning set forth in Section 3.24(a).

“Top Supplier” has the meaning set forth in Section 3.24(b).

“Transfer Taxes” has the meaning set forth in Section 8.10(c).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Uncapped Obligations” has the meaning set forth in Section 8.02(b)(v).

“WARN” has the meaning set forth in Section 3.18.

“Warrants” means warrants issued by the Company to purchase Series C Preferred Stock and warrants issued by the Company to purchase Series D Preferred Stock.

“Warrantholders” means each holder of outstanding and unexercised Warrants immediately prior to the Effective Time.

“Working Capital Escrow Account” has the meaning set forth in Section 1.05(c)(i).

“Working Capital Escrow Amount” means an amount equal to $1,000,000.

10.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. The word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 11

MISCELLANEOUS

11.01 Press Releases and Communications. Prior to the Closing of the Merger, Parent shall not, without having previously informed the Company about the form, content and timing of any such announcement, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as Parent believes may be required by (a) Law, (b) the SEC, (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the NASDAQ, the Financial Industry Regulatory Authority or any national securities exchange to which Parent is subject. Nothing herein express or implied shall require Parent to consult with the Company, the Representative or any other party following the Closing of the Merger in connection with any such announcement, press release or public statement. The Company and the Holders shall not, without the prior written consent of Parent, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated; provided, however, that the foregoing will not restrict or prohibit the Company from making any announcement to their respective employees, customers and other business relations with the prior approval of Parent, such approval not to be unreasonably withheld or delayed. For the avoidance of doubt, the parties hereto acknowledge and agree that the Institutional Investors and their affiliated investment funds may provide general information about the subject matter of this Agreement and the Company (including its and their performance and improvements) in connection with their or their affiliated investment funds’ fund raising, marketing, informational or reporting activities.

11.02 Expenses. Except as otherwise expressly provided herein, Parent and Merger Sub, on the one hand, and the Company and the Holders, on the other hand, shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and the transactions contemplated by this Agreement (whether consummated or not).

11.03 Knowledge Defined. For purposes of this Agreement, the phrase “the Company’s knowledge” as used herein means the actual knowledge, after due inquiry, of Dennis Stripe, Cameron Rubino, Dean Banks and Derek Lewis.

11.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent, Merger Sub (and, after the Closing, the Surviving Corporation):

Attention:

Tornier, Inc.

10801 Nesbitt Avenue South

Bloomington, MN 55437

Attention: Kevin M. Klemz

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

Attention: Phillip B. Martin

Notices to Company (prior to the Closing) or Representative:

c/o Mutual Capital Partners

5805 Bridge Avenue

Cleveland, Ohio 44102

Attention: Wayne Wallace

with a copy (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attention: John M. Saada, Jr.

11.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties. Notwithstanding the foregoing, Parent may assign this Agreement to any lender to Parent or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such lender shall in any way affect Parent’s obligations or liabilities under this Agreement.

11.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

11.07 No Strict Construction; Disclosure Schedules. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that to the extent an exception or qualification is disclosed in one section of the disclosure schedules it shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties contained in Article 3 to which such exception of qualification is reasonably apparent on its face to be applicable. Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the disclosure schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

11.08 Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits may be amended or waived only in a writing signed by Parent and the Representative; provided, however, that the provisions of Section 6.01 may not be waived or modified in any manner which is adverse to the interests of an Indemnified Party without such Indemnified Party’s prior written consent. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.11 Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

11.12 Non-Recourse. Except as provided in Article 8, all claims or causes of action (whether in contract or tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto (other than against the Holders pursuant to Article 8 or pursuant to any claim or cause of action arising out of such Holder’s Letter of Transmittal or Option Cancellation Agreement). Except as provided in Article 8 or in any Holder Agreement, no Person that is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and, except as provided in Article 8, each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

11.13 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Except as set forth in Section 8.11, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware. This Agreement is entered into in express reliance by the Parties on Section 2708 of Title 6 of the Delaware Code (6 Del. C. Section 2708).

(b) Except as set forth in Section 8.11, the parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated hereby shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes arising out of or related to this Agreement or the transactions contemplated hereby. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 11.13(b).

(d) WHETHER IN CONNECTION WITH THIS AGREEMENT, THE COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED IN THE COMMITMENT LETTER, THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ALL DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.14 No Third Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Sections 8.02 and 8.03 (to the extent provided therein), except for the directors and officers of the Company solely with respect to Section 6.01; provided, however, that the Financing Sources shall be third-party beneficiaries of Section 8.11 and Section 11.13(d) (including the definitions used or referenced in such sections).

11.15 Representation of the Holders and their Affiliates. Parent agrees that, following the Closing, Jones Day may serve as counsel to any Holder, the Representative and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Jones Day prior to the Closing Date of the Company. Parent and the Surviving Corporation (on behalf of itself and its Subsidiaries) hereby (i) waive any claim they have or may have that Jones Day has a conflict of interest or is otherwise prohibited from engaging in such representation except for any claims related to the violation of attorney-client privilege by Jones Day and (ii) agree that, in the event that a dispute arises after the Closing between Parent, the Surviving Corporation or any of its Subsidiaries and any Holder, the Representative or any of their respective Affiliates, Jones Day may represent any Holder, the Representative or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or the Surviving Corporation or its Subsidiaries and even though Jones Day may have represented the Company in a matter substantially related to such dispute. Parent and the Surviving Corporation (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Jones Day and the Company, any Holder, the Representative or Affiliates and representatives of any Holder or Representative, that directly relate to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the applicable Holder and may be controlled by the applicable Holder and shall not pass to or be claimed by Parent, the Surviving Corporation or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Surviving Corporation and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Jones Day to such third party.

11.16 Deliveries to Parent or Merger Sub. Parent and Merger Sub agree and acknowledge that all documents or other items included in the Dataroom or otherwise delivered to Parent, Merger Sub or their respective representatives (including, without limitation, Parent’s accountants and any of Parent’s legal counsel) will be deemed to be delivered to Parent and Merger Sub for all purposes hereunder.

11.17 Conflict Between Transaction Documents. The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

11.18 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent or Merger Sub in accordance with their specific terms or were otherwise breached by the Company, Parent or Merger Sub. It is accordingly agreed that (i) the Company and the Representative shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company or the Representative are entitled at law or in equity, without posting any bond or other undertaking and (ii) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity, without posting any bond or other undertaking.

11.19 Consents. Parent and Merger Sub acknowledge that consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company is a party under those contracts set forth on the Contracts Schedule, and such consents have not been obtained prior to the date hereof. Parent and Merger Sub agree and acknowledge that the Holders shall have no liability whatsoever to Parent and Merger Sub (and Parent and Merger Sub shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Parent and Merger Sub further agree that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and, except for the consents listed on Schedule 2.02(e)(viii), no condition of Parent or Merger Sub shall be deemed not to be satisfied as a result of the failure to obtain any consent set forth on the Contracts Schedule or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

11.20 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

ORTHOHELIX SURGICAL DESIGNS, INC.

By:	/s/ Dennis Stripe
Name: Dennis Stripe
Its: Chief Executive Officer

PARENT:

TORNIER N.V.

By:	/s/ Douglas W. Kohrs
Name: Douglas W. Kohrs
Its: Executive Director, President and Chief Executive Officer

MERGER SUB:

OSCAR ACQUISITION CORP.

By:	/s/ Kevin M. Klemz
Name: Kevin M. Klemz
Its: Chief Financial Officer and Secretary

REPRESENTATIVE:

MCPF GP HOLDINGS, INC., solely in its capacity as the Representative

By:	/s/ Wayne Wallace
Name: Wayne Wallace
Its: Principal

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]